Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

Between

UNITED TRUST FUND LIMITED PARTNERSHIP,

as Purchaser,

and

BONSTORES REALTY ONE, LLC AND BONSTORES REALTY TWO, LLC,

as Seller,

Dated June 1, 2016

Exhibits:

EXHIBIT A-1	—	Legal Description of 600 Rosedale, Roseville, MN
EXHIBIT A-2	—	Legal Description of 1600 Miller Trunk Highway, Duluth, MN
EXHIBIT A-3	—	Legal Description of 3 Fox Valley, Aurora, IL
EXHIBIT B	—	Allocation of Purchase Price/Rent
EXHIBIT C	—	Form of Lease Agreement
SCHEDULE I	—	Severable Property

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of the 1st day of June, 2016 (the “Effective Date”) by and between UNITED TRUST FUND LIMITED PARTNERSHIP, a Delaware limited partnership, with its principal place of business located at c/o United Trust Fund, Inc., 2 Alhambra Plaza, Suite 1240, Coral Gables, Florida 33134 (“Purchaser”), and BONSTORES REALTY ONE, LLC and BONSTORES REALTY TWO, LLC, each a Delaware limited liability company with a principal place of business located at 2801 E. Market Street, York, Pennsylvania 17402 (collectively, “Seller”).

AGREEMENT

For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto do hereby mutually covenant and agree as follows:

Section 1.  Agreement to Purchase.  The Purchaser agrees to purchase and the Seller agrees to sell, for the Purchase Price (as defined in Section 2 hereof) and other good and valuable consideration, and subject to and upon each and every one of the terms and conditions hereinafter set forth, the following described property (all of which are collectively referred to as the “Premises”):

(a)                       fee simple interest in the three (3) parcels of land more particularly described on Exhibits A-1 through A-3 attached to this Agreement (each, a “Parcel” and collectively, the “Parcels” or the “Land”);

(b)                       all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land and all plumbing, gas, electrical, ventilating, lighting and other utility systems, ducts, hot water heaters, oil burners, domestic water systems, elevators, escalators, canopies, air conditioning systems and all other building systems and fixtures now or hereafter attached to or comprising a part of the building (collectively, the “Improvements”), but excluding those items of personal property set forth on Schedule I hereto (the “Severable Property”); and

(c)                       all easements, rights-of-way, appurtenances and other rights and benefits thereunto belonging, all public or private streets, roads, avenues, alleys or passways, open or proposed, on or abutting the Land, any award made to or to be made in lieu thereof, and (subject to the provisions of each Lease Agreement (as defined in Section 7(a)(ii) hereof)) any award for damage to the land or any part thereof by reason of a change of grade in any street, alley, road or avenue, as aforesaid (all of the foregoing being included within the term “Land”).

Section 2.  Purchase Price.

(a)                         Subject to Section 2(b), the purchase price to be paid to Seller for the Premises shall be Forty-Four Million Nine Hundred Thirty-Five Thousand Dollars ($44,935,000) (the “Purchase Price”) and shall be allocated to each Parcel and the Improvements located thereon (each Parcel and such Improvements, a “Property” and, collectively, the “Properties”) as set forth on Exhibit B attached to this Agreement.  The Purchase Price shall be paid by Purchaser by bank wire of same day funds as follows:

(i)                          One Hundred Thousand Dollars ($100,000) (the “Initial Deposit”) shall be paid upon the execution and delivery of this Agreement to the Title Company (as defined herein);

(ii)                       One Hundred Fifty Thousand Dollars ($150,000) (the “Additional Deposit”) (the Initial Deposit, the Additional Deposit and all interest earned thereon shall be collectively referred to herein as, the “Earnest Money”) shall be paid to the Title Company (as defined in Section 4(b)(ii) hereof) within one (1) business day of the expiration of the Due Diligence Period (as defined in Section 4 of this Agreement).  Upon payment thereof, the Earnest Money will be placed in an interest bearing account in an insured money market fund account for the benefit of Purchaser.  Upon expiration of the Due Diligence Period, the Earnest Money shall be deemed to be non-refundable except as may be otherwise expressly set forth in this Agreement;  and

(iii)                    At Closing the balance of the Purchase Price (i.e., the Purchase Price less the Earnest Money) shall be deposited with the Title Company and shall be paid to Seller.

(b)                        If ninety percent (90%) of the aggregate appraised value of the Properties as set forth in the Appraisals obtained under Section 4(b)(vi) hereof is greater than $44,935,000, then (i) the Purchase Price shall be ninety percent (90%) of such aggregate appraised value, and (ii) the allocations of the Purchase Price set forth on Exhibit B shall be deemed to be modified such that the new allocated portion of the Purchase Price for each Property shall be ninety percent (90%) of the appraised value of such Property.

Section 3.  Lease Agreements/Rent.

(a)                         At Closing (as defined in Section 6 hereof), each Property shall be leased pursuant to a separate Lease Agreement (as defined in Section 7(a)(ii) hereof) to the following parties (each, a “Lessee” and collectively, the “Lessees”):

(i)                          The Property, which is located in Roseville, Minnesota, shall be leased to Carson Pirie Scott II, Inc.;

(ii)                       The Property, which is located in Duluth, Minnesota, shall be leased to Carson Pirie Scott II, Inc.; and

(iii)                    The Property, which is located in Aurora, Illinois, shall be leased to McRIL, LLC.

(b)                        The annual rent (the “Basic Rent”) for the Interim Term and the first year of the Primary Term (as such terms are defined in the Lease Agreement) under the Lease Agreement for each Property shall be equal to 8.75% of the Purchase Price allocated to such Property.  The Basic Rent shall be adjusted annually pursuant to the terms of the Lease Agreement.

(c)                         The obligations of the Lessee under each Lease Agreement will be guaranteed by The Bon-Ton Stores, Inc., a Pennsylvania corporation (“Guarantor”) in its capacity as a guarantor of the Lease, pursuant to a separate guaranty in the form attached hereto as Exhibit D (each, a “Guaranty”).

Section 4.  Due Diligence Materials.

(a)                         With reasonable promptness, Seller, at Seller’s expense, shall deliver to Purchaser the following items which comply with the requirements set forth herein:

(i)                          any title insurance policies insuring title to the Land in the possession of or reasonably available to Seller or Seller’s agents, counsel or consultants;

(ii)                       “as-built” plans and specifications (the “Plans”) in the possession of or reasonably available to Seller or Seller’s agents, counsel or consultants;

(iii)                    copies of any existing leases, if any, between Seller and tenants of the Premises (the “Subleases”);

(iv)                     To the extent in the possession of or reasonably available to Seller or Seller’s agents, counsel or consultants, copies of (A) all licenses, permits and approvals issued or granted by any governmental authority with respect to the development of the Land and the construction of the Improvements pursuant to the Plans; and (B) all development agreements between Seller and any governmental authorities with respect to the development of the Land and the construction of the Improvements;

(v)                        copies of the certificate(s) of occupancy for buildings located on each Parcel;

(vi)                     copies of all environmental reports, engineering reports, soil reports and property condition reports with respect to each Property in the possession of or reasonably available to Seller or Seller’s agents, counsel or consultants; and

(vii)                  a certified ALTA/NSPS “as built” survey (each, a “Survey” and collectively, the “Surveys”) of each Property, together with six (6) copies thereof, in form and substance reasonably satisfactory to Purchaser and prepared by

Landco, L.P. or a surveyor otherwise acceptable to Purchaser, showing such Property separately by metes and bounds and showing, without limitation, the location of all existing buildings and dimensions thereof and all set back lines, all improvements and parking areas (including the number of parking spaces therein) and the location thereof and the extent of any and all existing utility and other easements on such Property which are shown on the title commitment or are visible from the surface.  The Survey shall satisfy the following requirements:  (A) such Survey was prepared (or updated to a date) within forty-five (45) days of the Effective Date, (B) such Survey complies with the “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by ALTA and NSPS in 2016, including Items 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10 [only where party-walls are a factor], 13, 14, 16, 17, 18, and 20 of Table A of such Requirements, (C) such Survey shows all exceptions set forth on the Commitment (as defined below) and (D) such Survey is certified to Purchaser and the Title Company (as defined in Section 4(b)(ii) of this Agreement).

(b)                        Purchaser, at Seller’s expense (other than with respect to Purchaser’s internal costs and Purchaser’s legal fees and expenses), shall promptly begin the selection process for qualified professionals and shall order the following items within five (5) business days after the full execution of this Agreement:

(i)                          an owner’s title insurance commitment and copies of all title exception documents referenced therein (collectively, the “Commitment”) with respect to each Property issued by Fidelity National Title Insurance Company, National Business Unit, 4111 Executive Parkway, Suite 304, Westerville, OH 43081, Attention: Angela Rice (the “Title Company”), for an ALTA 2006 Form policy with extended coverage and such endorsements as requested by Purchaser bearing a date subsequent to the date of this Agreement;

(ii)                       a current and complete Phase I environmental site assessment for each Property (collectively, the “Environmental Audit”), which is in a form and substance acceptable to Purchaser and conducted by The Vertex Companies or another environmental inspection company reasonably acceptable to Purchaser.

(iii)                    a current zoning report with respect to each Property (collectively, the “Zoning Report”), which is in a form and substance acceptable to Purchaser and prepared by IVI Due Diligence Services, Inc.;

(iv)                     a current property condition assessment with respect to each Property (collectively, the “Engineering Report”), which is in a form and substance acceptable to Purchaser and prepared by an engineering company acceptable to Purchaser; and

(v)                        a current MAI appraisal of each Property in form and substance satisfactory to Purchaser (individually, an “Appraisal” and collectively, the “Appraisals”), prepared by an appraiser selected by Purchaser and reasonably acceptable to Seller.  Notwithstanding the foregoing, Seller and Purchaser hereby agree that CB Richard Ellis, Cushman & Wakefield, Birch REA Partners, Inc. and Joseph J. Blake shall be deemed to be reasonably acceptable to both Purchaser and Seller.

(c)                         The materials referred to in Sections 4(a) and 4(b) are hereinafter collectively referred to as the “Due Diligence Materials.”  The date upon which the last of the Due Diligence Materials in form reasonably acceptable to Purchaser are delivered to Purchaser is referred to herein as the “Delivery Date.” Seller will promptly advise Purchaser of those documents that it does not have in its possession.

(d)                        Purchaser shall have until such date that is forty-five (45) days after the Delivery Date (the “Due Diligence Period”) within which to object in writing to the matters reflected in the Due Diligence Materials.  If Purchaser shall timely provide Seller with any such objection, Seller shall within ten (10)  days thereafter (i) remove or cure any such matters to which Purchaser has objected or (ii) enter into an agreement in form and substance acceptable to Purchaser to remove or cure such matters prior to Closing and proceed to Closing.  If Seller shall fail to remove or cure, or agree to remove or cure, such matters to which Purchaser has objected within such ten (10)  day period or if in the judgment of Purchaser such matters cannot be cured or if any title or survey defect appears between the expiration of the Due Diligence Period and Closing, then Purchaser shall (it being understood that Purchaser shall not have any claim for damages or injunctive relief on account thereof) have the right to proceed to waive such objections or title or survey defect and proceed to Closing or may terminate this Agreement with respect to any or all Properties (unless, in the case of any title or survey defect, Seller agrees to remove such defect prior to Closing, or causes Title Company to insure over it in a manner reasonably satisfactory to Purchaser, in which case Purchaser must close on such Property) or close on such Property without any reduction in the Purchase Price for such Property.  Notwithstanding the foregoing, Purchaser may terminate this Agreement with respect to one or more of the Properties, in Purchaser’s sole discretion; provided, however, that in the event of such partial termination, Seller shall have the right to terminate this Agreement in its entirety.  If Seller does not elect to terminate this Agreement in its entirety pursuant to the previous sentence, then the Purchase Price shall be reduced to reflect the elimination of the applicable Property or Properties by the amount allocated to such Property(ies).  In the event of such termination with respect to all Properties the Earnest Money shall be returned to Purchaser and neither party shall have any further obligation under this Agreement except as specifically set forth herein.

Notwithstanding any of the foregoing, Seller, at Seller’s expense, shall be obligated (a) to cause the real property taxes for the Premises to be paid current at or prior to Closing, (b) to cause the release of any monetary judgments levied against the Premises at or prior to Closing; (c) to cause the termination and release of all ground leases affecting the Premises (including any memorandum thereof) at or prior to Closing; and (d) to cause the release of all monetary liens encumbering the Premises at or prior to Closing.

In the event there are any liens encumbering the Premises at the time of Closing (the “Removable Liens”), then Seller shall have the right, as an alternative to paying and obtaining a release for any such Removable Liens, (i) to “bond over” such Removable Liens at or prior to Closing in accordance with applicable law, so long as such procedure results as a matter of law in such Removable Liens being removed from the Premises or (ii) to “insure over” such Removable Liens in accordance with applicable law and applicable title insurance regulations and underwriting requirements, by obtaining the Title Company’s agreement to issue a fee owner’s policy of title insurance to Purchaser for the Premises and a lender’s policy of title insurance to Purchaser’s lender with affirmative insurance against such Removable Liens; provided that, such title insurance shall be reasonably acceptable to Purchaser. All costs, fees or expenses incurred to obtain a bond and/or to insure over any such Removable Liens shall be paid by Seller. In connection with any insuring over of Removable Liens, Seller also shall be responsible for providing any indemnification required by the Title Company. Seller further covenants and agrees that in all events Seller shall be and remain obligated, at its sole cost and expense, to obtain a termination or release of any Removable Liens that are insured over prior to the date on which the claimant(s) of such Removable Liens obtain a judgment for foreclosure of such Removable Liens. The obligations of Seller under this Section 4 shall survive the Closing.

Any matters which are reflected in the Commitment or Survey delivered prior to the expiration of the Due Diligence Period and to which (a) Purchaser does not object within the Due Diligence Period or (b) Purchaser expressly waives, in writing, shall be deemed to be permitted exceptions to the status of Seller’s title (the “Permitted Exceptions”).  Nothing contained in this Section 4 shall be deemed to limit Purchaser’s right to object to matters, which are first included in an update to the Commitment or Survey following the Due Diligence Period.  With respect to any such matters, Purchaser shall promptly provide any objections to such new matters and any such objections shall be handled as set forth in this Section 4.

Section 5.  Inspection; Due Diligence.

(a)                                 From and after the date of the execution of this Agreement until Closing, Purchaser or its agents shall be permitted reasonable access to the Premises upon reasonable notice so long as Purchaser shall not interfere with the operations of Seller.  Purchaser may inspect the Premises and perform whatever investigations, tests and inspections Purchaser deems reasonably appropriate.  No inspection shall involve the taking of samples or other physically invasive procedures without the prior written consent of Seller which may be withheld in Seller’s sole discretion.  Seller shall cooperate with Purchaser’s reasonable due diligence review and shall make available to Purchaser, upon reasonable notice and during business hours, all reasonable and relevant books and records concerning the operation and maintenance of the Premises.  Purchaser shall cause its agents and representatives conducting inspections on and about the Premises to be covered by public liability and property damage insurance in amounts and in form and substance adequate to insure against the insurable liabilities of Purchaser and Purchaser’s agents arising out of any entry or inspections of the Premises pursuant to the provisions hereof including a policy of commercial general liability insurance with limits of not less than One Million Dollars per occurrence.  Purchaser shall indemnify and hold Seller harmless from and against any actual costs, damages (exclusive of consequential and punitive damages except to the extent awarded to a third party), liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorneys’ fees) arising out of or relating to any entry onto the Premises by Purchaser and Purchaser’s agents in the course of performing the inspections, testing or inquiries provided for in this Agreement (the “Losses”); provided that Purchaser shall have no obligation to indemnify Seller for Losses arising from: (i) pre-existing conditions except to the extent that Purchaser’s inspections are solely responsible for exacerbating such pre-existing condition, (ii) the discovery by Purchaser or its agents, consultants or contractors of any hazardous materials or adverse conditions on the Premises, (iii) the negligence or willful misconduct of Seller, or the employees, agents, consultants, contractors or subcontractors of Seller; (iv) the release or spread of any hazardous materials which are discovered (but not deposited) on or under the Premises by Purchaser or its agents, consultants or contractors unless such release or spread is caused by the negligence or willful misconduct of Purchaser or its agents, consultants or contractors after such discovery; (v) any diminution in value in the Premises arising from or relating to matters discovered by Purchaser and its agents, consultants or contractors during their testing and investigations of the Premises; or (vi) any latent defects in the Premises discovered by Purchaser and its agents, consultants or contractors.  The foregoing indemnity shall survive the Closing or any termination of this Agreement.

(b)                                 If Closing does not occur for any reason, Purchaser shall promptly return to Seller copies of all Proprietary Information (as hereinafter defined) delivered by Seller to Purchaser and shall destroy all copies and abstracts thereof.  “Proprietary Information” means any written, oral, documentary or other information (including reports, tests, and studies) relating to the transaction, Seller or the Premises which is received by Purchaser from Seller (or from third parties through Seller’s authorization) and is not publicly available, including, without limitation, information relating to the ownership, condition, operation and/or financial performance of the Premises.

Section 6.  Closing.  Subject to the provisions of Section 7 of this Agreement the closing of the purchase and sale transaction contemplated by this Agreement (the “Closing”) shall occur on such date that is fifteen (15) days after the expiration of the Due Diligence Period (the “Closing Date”).  Time shall be of the essence with respect to Purchaser’s obligation to consummate the Closing on the Closing Date.  The Closing shall occur on the Closing Date at 10:00 a.m. in the offices of the Title Company unless another place of Closing is mutually agreed to by Seller and Purchaser.

At the Closing, and as a condition of Purchaser’s obligation to close, Seller is to convey title to each Property to Purchaser by a special or limited warranty deed sufficient to permit the issuance of the owner’s policy of title insurance referred to in Section 7(a)(iii) of this Agreement with any required documentary stamps affixed thereto, free and clear of any and all liens, encumbrances, covenants, conditions and restrictions, except for the Permitted Exceptions.

Section 7.  Conditions to Closing.

(a)                                                              Purchaser shall not be obligated to close the purchase and sale transaction contemplated by this Agreement until all of the following conditions have been waived by Purchaser or satisfied:

(i)                                     With respect to each Property to be acquired by Purchaser, each Lessee shall have executed and delivered to Purchaser (A) a total of five (5) original counterparts executed by such Lessee, as lessee, of a lease agreement with Purchaser, as lessor, with respect to such Property in form attached as Exhibit C to this Agreement (each, a “Lease Agreement” and collectively, the “Lease Agreements”) with modifications as may be required by applicable state law and to conform to the particular facts of such Property; provided, however, the rent during the Interim Term and the first twelve (12) months of the Primary Term (as such terms are defined in the Lease Agreement), if any, shall be as indicated in Section 3 of this Agreement, and (B) a memorandum of each such Lease Agreement prepared by Purchaser, which is reasonably acceptable to Lessee and in recordable form;

(ii)                                  Guarantor shall have executed and delivered to Purchaser five (5) originals of the Guaranty attached hereto as Exhibit D.

(iii)                               With respect to each Property to be acquired by Purchaser, each Lessee, as lessee, and Bank of America, N.A. (“Seller’s Lender”), as Seller’s lender, shall have executed and delivered to Purchaser a total of two (2) original counterparts executed by such Lessee and by Seller’s Lender, with respect to such Property in substantially the form attached as Exhibit E to this Agreement (each, a “Landlord Lien Waiver” and collectively, the “Landlord Lien Waivers”).

(iv)                              The Title Company shall have issued to Purchaser an ALTA 2006 Form owner’s fee policy of title insurance or its equivalent for each Property, insuring title to such Parcel to be in the name of Purchaser as set forth herein (the “Owner’s Policy”), and a simultaneously issued ALTA lender’s policy of title insurance to Purchaser’s financial institution, if one is used, in an amount equal to the Purchase Price with respect to the owner’s policy and in an amount not in excess of the Purchase Price with respect to the lender’s policy and containing only the Permitted Exceptions and otherwise consistent with the Commitment referred to in Section 4 of this Agreement or, in the alternative, an irrevocable commitment for the issuance thereof showing that all requirements have been satisfied;

(v)                                 Seller shall have delivered to Purchaser certificates in form and substance reasonably satisfactory to Purchaser evidencing the insurance coverage and policies to be carried by Seller, as lessee, under the terms of each Lease Agreement naming Purchaser or Purchaser’s nominee or assigns (if any) as additional insured;

(vi)                              Seller shall have delivered to Purchaser evidence, which is reasonably satisfactory to Purchaser and the Title Company, (A) authorizing the sale of the Premises by Seller; (B) authorizing the execution, delivery and performance of each Lease Agreement by the Lessees and (C) authorizing Guarantor’s execution, delivery and performance of the Guaranty by Guarantor;

(vii)                           Seller shall have caused to be delivered to Purchaser and Purchaser’s financial institution with respect to this transaction, if any, an opinion or opinions by Lessee’s counsel and Guarantor’s counsel in form and substance reasonably satisfactory to Purchaser, to the effect that (A) each Lease Agreement has been duly authorized, executed and constitutes the legal, valid and binding obligation of Lessee, as lessee, enforceable against Lessee, as lessee, in accordance with its terms, subject to qualifications for bankruptcy or insolvency and principles of equity, (B) each Guaranty has been duly authorized, executed and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to qualifications for bankruptcy or insolvency and principles of equity, and (C) to such other effects as Purchaser may reasonably require;

(viii)                        There shall have been no material adverse change in the financial condition of Guarantor between the expiration of the Due Diligence Period and Closing.  For purposes of this Agreement, a “material adverse change in the financial condition of Guarantor” shall be deemed to have occurred solely in the event that (A) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding under either federal or state law with respect to Guarantor shall have been initiated by the Guarantor or the Guarantor’s creditors, (B) Guarantor shall make an assignment of the benefit of creditors, (C) Guarantor shall be or become insolvent, or admit in writing its inability to pay its or his debts as they mature, or (D) Guarantor shall apply for or consent to the appointment of any receiver, trustee or similar officer for it or for all or any substantial part of its property or such receiver, trustee or similar officer shall be appointed without the application or consent of Guarantor.

(ix)                              Seller shall have delivered to Purchaser a “nonforeign” certificate pursuant to Treas. Reg. §  1.14452T(b)(2), in form and substance satisfactory to Purchaser, or such other evidence that Seller is not a “foreign person” within the meaning of Internal Revenue Code Section 1445 as Purchaser may reasonably require;

(x)                                 Seller shall have caused any Subleases existing at the Closing to be subordinated to each applicable Lease Agreement pursuant to subordination agreements in form and substance reasonably satisfactory to Purchaser;

(xi)                              All representations, warranties and covenants of Seller set forth herein shall have been true and correct in all material respects when made and Seller shall deliver to Purchaser at Closing a certificate stating that all such representations, warranties and covenants remain true and correct in all material respects at and as of the Closing; and

(xii)                           Seller shall have delivered to Purchaser such further documents as may be reasonably required in order to fully and legally close this transaction (including, but not limited to, any applicable transfer tax and conveyance fee forms).

(b)                                 Seller shall not be obligated to close until all of the following conditions have been waived by Seller or satisfied by Purchaser:

(i)                                     Purchaser, as lessor, shall have caused to be executed and delivered to Seller a total of five (5) original counterparts of each Lease Agreement;

(ii)                                  Purchaser, as lessor, shall have caused to be executed and delivered to Seller’s Lender a total of two (2) original counterparts of each Landlord Lien Waiver.

(iii)                               Purchaser shall have delivered to Seller a certified copy of the resolutions of the Board of Directors of the general partner of Purchaser authorizing the purchase of the Premises and the execution, delivery and performance of each Lease Agreement;

(iv)                              All representations, warranties and covenants of Purchaser set forth herein shall have been true and correct in all material respects when made and Purchaser shall deliver to Seller at Closing a certificate stating all such representations, warranties and covenants remain true and correct in all material respects at and as of the Closing;

(v)                                 Purchaser shall have executed and delivered to Seller all of the documents, shall have paid all sums of money and shall have taken or caused to be taken all of the other actions required of Purchaser under this Agreement;

(vi)                              Purchaser shall have delivered to Seller such further documents as may reasonably be required in order to fully and legally close this transaction (including, but not limited to, any applicable transfer tax and conveyance fee forms).

Section 8.  Prorations.  In view of the continuing relationship between Seller, as lessee, and Purchaser, as lessor, under each Lease Agreement, and the obligations of lessee under the terms and conditions of each Lease Agreement, there shall be no proration of any revenues or of insurance, taxes, special assessments, utilities or any other costs; it being the intention of Purchaser and Seller that all such revenue shall belong to Seller and all such costs shall be the obligation of Seller prior to Closing and the obligation of Seller, as lessee, from and after Closing.

Section 9.  Continuing Operations; Risk of Loss.

(a)                                 From the date hereof until Closing, Seller shall continue to maintain each Parcel and all improvements in their condition as of the Effective Date, reasonable wear and tear excepted, and shall promptly notify Purchaser of the occurrence of any event known to it which materially affects the value or utility of any Parcel for its current use.

(b)                                 Notwithstanding anything herein to the contrary, from and after the date hereof to the Closing, Seller is considered the owner of each Property all purposes and shall be entitled to receive all insurance proceeds and/or condemnation awards that may become payable with respect thereto.  Any and all risks associated with ownership of each Property shall be borne by Seller from the date hereof until Closing.  Subject to the following sentence, if any Property is substantially damaged or condemned as to a material part prior to the Closing Date and is not substantially repaired or restored on or before the Closing Date, Purchaser or Seller may, with respect to such Property, elect to, (i) terminate and cancel this Agreement in which event Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement with respect to such Property, except as otherwise expressly set forth herein, or (ii) proceed to Closing on such Property in which event the occurrence shall be dealt with under the terms of the applicable Lease Agreement as if it had occurred after the commencement date of each Lease Agreement.  Seller shall have the right to terminate this Agreement in its entirety if either (a) Purchaser elects to terminate this Agreement with respect to two or more of the Properties pursuant to this Section 9(b) or (b) Purchaser elects to terminate this Agreement with respect to the Property located in Roseville, Minnesota pursuant to this Section 9(b).  If Seller does not elect to terminate this Agreement in its entirety pursuant to the previous sentence, then the Purchase Price shall be reduced to reflect the elimination of the applicable Property or Properties by the amount allocated to such Property(ies).

Section 10.  Representations of Seller.  Seller represents and warrants to and covenants with Purchaser as follows (which representations, warranties and covenants shall survive the Closing for a period of six(6) months):

(a)                           Consents.  No consent of any third party is required in order for (a) Seller to convey the Premises to Purchaser pursuant to the terms of this Agreement, (b) Lessees to enter into the Lease Agreements or (c) Guarantor to enter into a Guaranty with respect to each Lease Agreement.

(b)                           Organization and Standing, Etc.  Both Sellers and Lessees are limited liability companies duly formed, validly existing and in good standing under the laws of the State of Delaware and have all requisite corporate power and authority to own and operate the Premises, to enter into this Agreement and each Lease Agreement, as the case may be, and to carry out the terms and conditions contemplated hereby and thereby;

(c)                                  Litigation.  There are no actions or proceedings pending with respect to the Premises or against either Seller which in any way materially adversely affect the Premises, either Seller or any Lessee’s ability to perform under any Lease Agreement or this Agreement;

(d)                                 Condemnation and Compliance With Laws.  Seller has received no notice from any governmental authority of any proposed condemnation of any portion of the Premises.  The Premises or the use thereof is not presently and at the Closing Date will not be in material violation of or in material noncompliance with applicable codes, ordinances, regulations or laws (including, but not limited to, those relating to environmental matters); and

(e)                                  Satisfy Conditions.  Seller agrees to use its reasonable efforts to satisfy all conditions set forth in Section 7(a) of this Agreement on or prior to the Closing Date.

Section 11.  Representations of Purchaser.  Purchaser represents and warrants to and covenants with Seller as follows (which representations, warranties and covenants shall survive the Closing for a period of six(6) months):

(a)                                 Organization and Standing, Etc.  Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to acquire the Premises, to enter into this Agreement and each Lease Agreement and to carry out the terms and conditions contemplated hereby and thereby.

(b)                                 Litigation.  There are no actions, proceedings or investigations pending involving Purchaser which question the validity of this Agreement or adversely affect Purchaser’s ability to consummate the terms and conditions contemplated by this Agreement or each Lease Agreement;

(c)                                  Compliance With Other Instruments.  The execution, delivery and performance by Purchaser of this Agreement will not violate, or constitute a default under, any provision of Purchaser’s partnership agreement or of any agreement or other instruments to which Purchaser is a party or by which Purchaser or any of its property is bound; and

(d)                                 Satisfy Conditions.  Purchaser agrees to use its reasonable efforts to satisfy all conditions set forth in Section 7(b) of this Agreement on or prior to the Closing Date.

Section 12.  Notices.  All notices given or delivered under this Agreement shall be in writing and shall be validly given (a) when hand-delivered or sent by a courier or express service guaranteeing overnight delivery or (b) when delivered by facsimile or by electronic mail, with original being sent promptly as otherwise provided in (a) above, addressed as follows:

If intended for Purchaser:

c/o United Trust Fund, Inc.
2 Alhambra Plaza

Suite 1240

Coral Gables, FL 33134
Attention:  Fred Berliner, President
E-mail:  fred@utf.com

With a copy to:

Kutak Rock LLP
The Omaha Building
1650 Farnam Street
Omaha, NE 68102

Attention:  Brian C. Eades, Esq.
E-mail:  brian.eades@kutakrock.com

If intended for Seller:

The Bon-Ton Stores, Inc.
2801 E. Market Street, Building E
York, PA 17402
Attention:  General Counsel

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:  Harris Freidus, Esq.
Facsimile:  (212) 373-0064
E-mail:  hfreidus@paulweiss.com

or such other person or address which Seller or Purchaser shall have given upon notice as herein provided.  Notices given by facsimile or e-mail shall be deemed to be delivered upon the day that such notices are sent provided such notices have a means by which receipt may be confirmed.  Notices given by a courier or express service guaranteeing overnight delivery shall be deemed delivered on the day after such notices are sent.

Section 13.  Assignment.  Upon written notice to Seller and subject to the terms of this Section 13, the rights and obligations of Purchaser under this Agreement may be assigned to a third party. In any assignment which may be made by Purchaser of its rights and obligations under this Agreement, Purchaser shall remain primarily liable under this Agreement.  Seller may not assign its rights under this Agreement. Notwithstanding any of the foregoing, Purchaser shall not assign this Agreement to any of the following:

(a)                                 a Competitor (as defined below), an entity owned or controlled by, controlling or under common control with, a Competitor of Seller or Guarantor.  For purposes of this Lease, the term “Competitor” shall refer to any party whose primary business is the retail sale of apparel, shoes and accessories, cosmetics, home furnishings, bedding and furniture, fine jewelry and/or maternity products.

(b)                                 a person (or an entity owned or controlled by such person) that has been previously convicted of any felony involving a crime or crimes of moral turpitude;

(c)                                  a person (or an entity owned or controlled by such person) subject to the prohibitions contained in Presidential Executive Order No. 133224 (September 23, 2001) or in any enabling or implementing legislation or other Presidential Executive Orders in respect thereof; and

(d)                                 a person (or an entity owned or controlled by, or under common ownership or control with, a person) that has been convicted of any offense under the criminal laws against terrorists, the criminal laws against money laundering, the Bank Secrecy Act, as amended, the Money Laundering Control Act of 1986, as amended, or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorists (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001), as amended, or that is on a Government List. For purposes of this Agreement, the term “Government List” means (1) the Specialty Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”), (2) the Denied Persons List and the Entity List maintained by the United States Department of Commerce, (3) the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (4) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the lists, laws, rules and regulations maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, (5) any other similar list maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to any Executive Order of the President of the United States of America and (6) any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, as all such Government Lists may be updated from time to time.

Section 14.  Earnest Money; Remedies.  The Earnest Money shall be dealt with as provided in this Section 14.

(a)                                 Subject to the further provisions of Section 14 of this Agreement, if the Closing of the purchase and sale transaction contemplated by this Agreement shall fail to occur pursuant to the terms hereof for any reason, Title Company shall promptly return the Earnest Money, together with accrued interest thereon, to Purchaser.

(b)                                 If the Closing shall fail to occur pursuant to the terms hereof by reason of Seller’s default hereunder, then Purchaser shall be entitled, as Purchaser’s sole and exclusive remedies on account of Seller’s default, to either (i) terminate this Agreement and receive a refund of the Earnest Money, in which event no party shall have any further right or obligations under this Agreement except such rights and obligations as shall expressly survive termination under this Agreement or (ii) pursue an action for specific performance of Seller’s obligations under this Agreement. Notwithstanding the foregoing, nothing in this Section 14 shall limit any obligation of Seller to pay the Transaction Costs under this Agreement and Purchaser will be entitled to collect all attorneys’ fees and court costs incurred in collecting such Transaction Costs or enforcing Seller’s obligation to pay such Transaction Costs.

(c)                                  If the Closing shall fail to occur pursuant to the terms hereof by reason of Purchaser’s default hereunder, Seller’s sole remedy against Purchaser shall be to receive the Earnest Money from Title Company, together with accrued interest thereon, as liquidated damages.  Purchaser and Seller acknowledge that actual damages suffered by Seller in such event will be difficult or impossible to measure and that the amount of the Earnest Money, together with interest thereon, represents a good faith estimate thereof.

(d)                                 At Closing, the Earnest Money shall be paid to Seller as part of the Purchase Price.

Section 15.  Brokerage Commission.  Each of the parties represents and warrants to the other that neither party dealt with, negotiated through or communicated with any broker in connection with this transaction.  Each party shall indemnify, defend and hold the other party harmless from and against any and all claims, loss, costs and expenses, including reasonable counsel fees, resulting from any claims that may be made against such party by any other broker claiming a commission by, through or under the other party.

Section 16.  Transaction Costs.  The following costs to be incurred by Purchaser in connection with this transaction (the “Transaction Costs”) shall be paid at or prior to Closing by Seller whether or not the transaction closes: (a) the Appraisals; (b) the Engineering Report; (c) the Environmental Audit; (d) the Zoning Report; (e) the Survey; (f) Purchaser’s owner’s policy of title insurance, with such endorsements as may be reasonably required by Purchaser; (g) property transfer taxes, (h) deed stamp taxes, (i) recording charges; and (j) escrow fees, but expressly excluding Purchaser’s legal fees and expenses, the cost of all mortgagee title insurance policies and any other costs relating to any financing by Purchaser.  Notwithstanding the foregoing, if the Closing does not occur due to a default by Purchaser hereunder, the Transaction Costs shall be paid by Purchaser (and Purchaser shall reimburse Seller if Seller has already paid any of them).  The terms of this Section 16 shall survive Closing or the earlier termination of this Agreement.

Section 17.  Disclosure.

(a)                                 Without the prior written consent of Seller which consent may be withheld in Seller’s sole discretion, prior to Closing, Purchaser shall not issue a press release or other media publicity of any kind whatsoever with respect to Seller or this Agreement or disclose to any third party the Confidential Information (as defined below); provided that, nothing in this Section 17 shall prohibit Purchaser from providing any such Confidential Information to the Permitted Parties (as defined below).  For purposes of this Agreement, the “Confidential Information” shall refer to (i) the terms and conditions of this Agreement (including, without limitation, the Purchase Price) and (ii) the Proprietary Information. Notwithstanding any of the foregoing, Purchaser shall have no obligation to maintain confidentiality of (and such matters shall not be included within the definition of “Confidential Information”) the following:  (i) any information in the public domain through no fault of Purchaser or the Permitted Parties, (ii) information that is disclosed by a person that is under no obligation to maintain confidentiality of such information and where such information is not obtained in breach of any agreement with Seller, (iii) to the extent that Purchaser is required to disclose information contained in the Confidential Information in accordance with applicable law/regulations or court order, or (iv) information disclosed by Purchaser solely in connection with any lawsuit between Purchaser and Seller arising from this Agreement.  Upon Closing, Purchaser’s obligations under this Section 17 shall be deemed to terminate.

(b)                                 Notwithstanding any of the foregoing, Purchaser may disclose the Confidential Information to the following parties (collectively, the “Permitted Parties”):

(i) partners, members, shareholders, directors, officers, affiliates, agents, contractors, employees and their respective successors and assigns of Purchaser, (ii) consultants of Purchaser, (ii) potential financing sources and investors (including their respective employees, consultants, attorneys and accountants), (iii) lenders in connection with a loan, which is to be secured by the Premises (including their respective employees, consultants, attorneys and accountants), (iv)  Purchaser’s counsel and (v)  Purchaser’s accountants.

Section 18.  Operation of Premises.  Between the date hereof and the date of Closing, Seller will not take or omit to take any action which reasonably could be expected to have a material adverse effect on Seller’s title to the Premises or the condition of the Properties as of the Effective Date.

Section 19.  Further Assurances.  Seller and Purchaser shall cooperate with each other and in a timely manner execute any and all additional documents, papers and other assurances, and shall do any and all acts reasonably necessary to give effect to the purchase and sale provided for in this Agreement.

Section 20.  Applicable Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of the State of Illinois without regard to conflicts of laws principles.

Section 21.  Escrow.

(a)                         The Title Company is acting as a stakeholder only with respect to the Earnest Money.  It is agreed that the duties of the Title Company are only as herein specifically provided, and are purely ministerial in nature, and that the Title Company shall incur no liability whatsoever except for willful misconduct or gross negligence.  The Seller and the Purchaser each release the Title Company from any act done or omitted to be done by the Title Company in good faith in the performance of its duties hereunder.

(b)                        The Seller and Purchaser acknowledge that Title Company’s duties are solely limited to the holding and disbursement of the Earnest Money as set forth herein and that Title Company shall have no obligations, responsibilities or duties, fiduciary or otherwise, under this Agreement and shall incur no liability to either Seller or Purchaser pursuant to the terms hereof, unless and until the Initial Deposit is made by or on behalf of Purchaser pursuant to the terms of the Agreement.

(c)                         The Seller and the Purchaser shall jointly and severally indemnify, defend and save harmless the Title Company from and against all loss, cost, claim, liability, damage and expense, including reasonable attorneys’ fees (with counsel acceptable to the Title Company) and disbursements incurred in connection with the performance of the Title Company’s duties hereunder, except with respect to actions or omissions taken or suffered by the Title Company in bad faith, in willful disregard of this Agreement, or involving gross negligence on the part of the Title Company (the “Indemnified Matters”).  As between the Seller and the Purchaser, the cost of such Indemnified Matters shall be shared equally, except to the extent that such Indemnified Matters are attributable to the default by the Seller or the Purchaser of the Agreement or this Agreement, in which event the cost shall be borne by whichever of the Seller or the Purchaser is the defaulting party.

(d)                        The parties agree and acknowledge that the Title Company has no liability in connection with Earnest Money in the event of failure or insolvency of the financial institution in which the Earnest Money is deposited.

(e)                         In its capacity as Title Company, Title Company shall not be responsible for the genuineness or validity of any security, instrument, document or item deposited with it, and shall have no responsibility other than to faithfully follow the instructions contained herein, and it is fully protected in acting in accordance with any written instrument given to it hereunder by any of the parties hereto and believed by Title Company to have been signed by the proper person.  Title Company may assume that any person purporting to give any notice hereunder and representing that they have authority to do so has been duly authorized to do so.

Section 22.  Miscellaneous.

(a)                         The provisions of this Agreement shall not be amended, waived or modified except by an instrument, in writing, signed by all of the parties to this Agreement.

(b)                        In construing this Agreement, the singular shall include the plural, the plural shall include the singular and the use of any gender shall include every other and all genders.

(c)                         All sections and descriptive headings of this Agreement are inserted for convenience only and shall not affect the construction or interpretation hereof.

(d)                        This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument. This Agreement may be signed and exchanged in counterpart by facsimile or by the sending of a signed copy by e-mail from one party to the other and this Agreement as so signed and exchanged shall constitute the binding agreement of the parties.

(e)                         This Agreement and the exhibits hereto constitute the entire understanding between the parties with respect to the Premises.

(f)                          The waiver of any party of any breach or default by any other party under any of the terms of this Agreement shall not be deemed to be, nor shall the same constitute, a waiver of any subsequent breach or default on the part of any other party.

(g)                        This Agreement shall be used as instructions to the Title Company, as escrow agent, which may attach hereto its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail.

(h)                        In connection with any litigation maintained in connection with this Agreement, the substantially prevailing party shall collect from the other party all costs associated with such litigation including reasonable attorney’s fees at all trial and appellate levels.

(i)                          If any period of time ends, a notice is required to be given or any act is required to be performed, on a weekend or national holiday, then the expiration of the applicable period of time, the date required for the delivery of notice or the date required for the performance of the appropriate obligation shall be deemed to be extended until the next business day.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

UNITED TRUST FUND LIMITED
PARTNERSHIP, a Delaware limited partnership

By	United Trust Fund, Inc., a Florida corporation, its General Partner

By	/s/ Fred Berliner
Printed Name: Fred Berliner
Title: President

BONSTORES REALTY ONE, LLC, a Delaware limited liability company

		By:	/s/ Michael W. Webb
Name: Michael W. Webb
Title: Senior Vice President — Chief Accounting Officer

BONSTORES REALTY TWO, LLC, a Delaware limited liability company

		By:	/s/ Michael W. Webb
Name: Michael W. Webb
Title: Senior Vice President — Chief Accounting Officer

ACKNOWLEDGED AND AGREED:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Angela Rice
Name:	Angela Rice
Title:	AVP & Escrow Officer

EXHIBIT A-1

LEGAL DESCRIPTION

OF

600 ROSEDALE, ROSEVILLE, MN

Lot 1, Block 1, Rosedale Center Fourth Addition, Ramsey County, Minnesota

EXHIBIT A-2

LEGAL DESCRIPTION

OF

1600 MILLER TRUNK HIGHWAY, DULUTH, MN

That part of the NE1/4 of SECTION 19 TOWNSHIP 50 North RANGE 14 West of the Fourth Principal Meridian, more particularly described as follows:

Commencing at the North quarter corner of said Section 19 thence South 00 degrees 52 minutes 45 seconds West along the North-South quarter line of said Section 19 a distance of 1222.45 feet; thence South 89 degrees 07 minutes 15 seconds East a distance of 33.00 feet to a point on the Ely right of way line of the Decker Road, said point being the point of beginning of the parcel of land herein described; thence continuing South 89 degrees 07 minutes 15 seconds East a distance of 314.59 feet; thence North 24 degrees 01 minutes 00 seconds East a distance of 81.14 feet; thence South 65 degrees 59 minutes 00 seconds East a distance of 504.20 feet; thence North 24 degrees 01 minutes 00 seconds East a distance of 164.00 feet; thence South 65 degrees 59 minutes 00 seconds East, a distance of 191.00 feet, thence South 24 degrees 01 minutes 00 seconds West a distance of 328.07 feet; thence South 5 degrees 59 minutes 00 seconds East, a distance of 177.00 feet; thence South 54 degrees 01 minutes 00 seconds West a distance of 295.57 feet; thence North 89 degrees 29 minutes 00 seconds West along a line 612.14 feet distant and parallel with the East-West one-sixteenth line of said NE1/4, a distance of 705.97 feet to Ely right of way line of Decker Road; thence North 0 degrees 52 minutes 45 seconds East along said right of way line a distance of 447.53 feet to the South line of the N1/2 of N1/2 of N1/2 of SW 1/4 of NE1/4 of said Section 19; thence South 89 degrees 29 minutes 55 seconds East along said South line a distance of 275.42 feet; thence North 0 degrees 46 minutes 04 seconds East a distance of 164.55 feet to said East-West one-sixteenth line; thence North 89 degrees 29 minutes 00 seconds West along said East-West one-sixteenth line a distance of 275.10 feet to the Ely right of way line of said Decker Road; thence North 00 degrees 52 minutes 45 seconds East along said right of way line a distance of 94.79 feet to the point of beginning.

2

EXHIBIT A-3

LEGAL DESCRIPTION

OF

3 FOX VALLEY, AURORA, IL

[SEE ATTACHED]

3

LOT 4 IN FOX VALLEY EAST, REGION I, UNIT NO. 1, AND THAT PART OF LOT 2 IN SAID UNIT NO. 1 DESCRIBED AS FOLLOWS:

BEGINNING AT THE MOST EASTERLY NORTHEAST CORNER OF SAID LOT 4, BEING ALSO A NORTHEAST CORNER OF A TRACT OF LAND CONVEYED TO ADCOR REALTY CORPORATION BY DOCUMENT R75-48634; THENCE EASTERLY ALONG THE CONTINUATION OF A NORTHERLY LINE OF SAID ADCOR TRACT, BEING A CURVE TO THE RIGHT HAVING A RADIUS OF 2513.24 FEET, 27.53 FEET; THENCE SOUTHERLY AT RIGHT ANGLES TO THE CENTER LINE OF EAST NEW YORK STREET FORMING AN ANGLE OF 87 DEGREES 02 MINUTES 40 SECONDS WITH A LINE DRAWN TANGENT TO THE LAST DESCRIBED CURVE AT THE LAST DESCRIBED POINT (MEASURED CLOCKWISE THEREFROM) 504.80 FEET; THENCE WESTERLY AT RIGHT ANGLES TO THE LAST DESCRIBED COURSE 27.50 FEET TO AN EAST LINE OF SAID LOT 4; THENCE NORTHERLY ALONG SAID EAST LINE 506.07 FEET TO THE POINT OF BEGINNING, ALL IN DU PAGE COUNTY, ILLINOIS

THE ABOVE DESCRIBED PROPERTY MAY ALSO BE KNOWN AS:

THAT PART OF SECTION 21, TOWNSHIP 38 NORTH, RANGE 9 EAST OF THE THIRD PRINCIPAL MERIDIAN DESCRIBED AS FOLLOWS: COMMENCING AT THE POINT OF INTERSECTION OF THE CENTER LINE OF ILLINOIS STATE ROUTE 59 WITH THE CENTER LINE OF EAST NEW YORK STREET; THENCE WESTERLY ALONG THE CENTER LINE OF SAID EAST NEW YORK STREET 2593.07 FEET FOR A POINT OF BEGINNING; THENCE SOUTHERLY ALONG A LINE FORMING AN ANGLE OF 95 DEGREES 31 MINUTES 32 SECONDS WITH THE PROLONGATION OF THE LAST DESCRIBED COURSE (MEASURED COUNTER-CLOCKWISE THEREFROM) 341.58 FEET; THENCE EASTERLY ALONG A LINE FORMING AN ANGLE OF 83 DEGREES 36 MINUTES 12 SECONDS WITH THE LAST DESCRIBED COURSE (MEASURED CLOCKWISE THEREFROM) 54.77 FEET; THENCE EASTERLY ALONG A NORTHERLY LINE OF A TRACT OF LAND CONVEYED TO ADCOR REALTY CORPORATION BY DOCUMENT R75-48634 BEING ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 2329.51 FEET THAT IS TANGENT TO THE LAST DESCRIBED COURSE 511.76 FEET TO A POINT OF TANGENCY IN SAID NORTHERLY LINE; THENCE EASTERLY ALONG A LINE DRAWN TANGENT TO THE LAST DESCRIBED CURVE AT THE LAST DESCRIBED POINT 175.0 FEET; THENCE EASTERLY ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 2513.24 FEET THAT IS TANGENT TO THE LAST DESCRIBED COURSE 100.39 FEET; THENCE SOUTHERLY AT RIGHT ANGLES TO THE CENTER LINE OF SAID EAST NEW YORK STREET FORMING AN ANGLE OF 87 DEGREES 02 MINUTES 40 SECONDS WITH A LINE DRAWN TANGENT TO THE LAST DESCRIBED CURVE AT THE LAST DESCRIBED POINT (MEASURED CLOCKWISE THEREFROM) 504.80 FEET; THENCE WESTERLY AT RIGHT ANGLES TO THE LAST DESCRIBED COURSE 27.50 FEET TO AN EASTERLY LINE OF SAID ADCOR TRACT; THENCE SOUTHERLY ALONG SAID EASTERLY LINE AT RIGHT ANGLES TO THE LAST DESCRIBED COURSE 125.06 FEET TO THE MOST EASTERLY, SOUTHEAST CORNER OF SAID ADCOR TRACT; THENCE WESTERLY AT RIGHT ANGLES TO THE LAST DESCRIBED COURSE 80.60 FEET; THENCE SOUTHWESTERLY ALONG A LINE FORMING AN ANGLE 0? 135 DEGREES 00 MINUTES WITH THE LAST DESCRIBED COURSE (MEASURED CLOCKWISE

Continued on next page

4

THEREFROM) 64.28 FEET; THENCE WESTERLY ALONG A LINE FORMING AN ANGLE OF 135 DEGREES 00 MINUTES WITH THE LAST DESCRIBED COURSE (MEASURED COUNTER-CLOCKWISE THEREFROM) 298.08 FEET; THENCE NORTHWESTERLY ALONG A LINE FORMING AN ANGLE OF 135 00 MINUTES WITH THE LAST DESCRIBED COURSE (MEASURED COUNTER CLOCKWISE THEREFROM) 99.64 FEET; THENCE WESTERLY ALONG A LINE FORMING AN ANGLE OF 135 DEGREES 00 MINUTES WITH THE LAST DESCRIBED COURSE (MEASURED CLOCKWISE THEREFROM) 67.41 FEET; THENCE NORTHERLY AT RIGHT ANGLES TO THE LAST DESCRIBED COURSE 564.76 FEET; THENCE WESTERLY ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 2302.01 FEET THAT IS TANGENT TO A LINE FORMING AN ANGLE OF 97 DEGREES 09 MINUTES 50 SECONDS WITH THE LAST DESCRIBED COURSE (MEASURED COUNTER-CLOCKWISE THEREFROM) 191.12 FEET; THENCE WESTERLY TANGENT TO THE LAST DESCRIBED CURVE AT THE LAST DESCRIBED POINT 89.02 FEET; THENCE WESTERLY ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 1061.69 FEET THAT IS TANGENT TO THE LAST DESCRIBED COURSE 17.14 FEET TO A SOUTHWESTERLY CORNER OF SAID ADCOR TRACT; THENCE NORTHERLY ALONG A WESTERLY LINE OF SAID ADCOR TRACT FORMING AN ANGLE OF 97 DEGREES 19 MINUTES 10 SECONDS WITH A LINE DRAWN TANGENT TO THE LAST DESCRIBED CURVE AT THE LAST DESCRIBED POINT (MEASURED CLOCKWISE THEREFROM) 379.41 FEET TO THE CENTER LINE OF SAID EASE NEW YORK STREET; THENCE EASTERLY ALONG THE CENTER LINE OF SAID EAST NEW YORK STREET 48.22 FEET TO THE POINT OF BEGINNING IN THE CITY OF AURORA, DUPAGE COUNTY, ILLINOIS.

5

EXHIBIT B

ALLOCATION OF PURCHASE PRICE

Location	Purchase Price
600 Rosedale Roseville, MN	$22,140,000
1600 Miller Trunk Highway, Duluth, MN	$13,435,000
3 Fox Valley Aurora, IL	$9,360,000
Totals	$44,935,000

6

EXHIBIT C

LEASE

[SEE ATTACHMENT]

7

LEASE AGREEMENT

Between

[UTF ACQUISITION ENTITY]

as Lessor

and

[CARSON PIRIE SCOTT II, INC.][MCRIL, LLC]

as Lessee

ii

THIS LEASE AGREEMENT (this “Lease”), dated as of [              ], 2016 (the “Effective Date”), is made between [UTF ACQUISITION ENTITY], a Delaware limited liability company (“Lessor”), and [CARSON PIRIE SCOTT II, INC.][MCRIL, LLC], a                             [corporation][limited liability company] (herein, together with any entity succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety, “Lessee”).

ARTICLE I

Section 1.01.  Lease of Premises; Title and Condition.  In consideration of the rents and covenants herein stipulated to be paid and performed by Lessee and upon the terms and conditions herein specified, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the premises (the “Premises”) consisting of:

(a)                                 that parcel of land located in [INSERT CITY], [INSERT STATE], having an address of [INSERT ADDRESS] and more particularly described in Schedule A attached hereto and made a part hereof (the “Land”);

(b)                                 all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land, all plumbing, gas, electrical, ventilating, lighting and other utility systems, ducts, hot water heaters, oil burners, domestic water systems, elevators, escalators, canopies, air conditioning systems and all other building systems and fixtures attached to or comprising a part of the buildings, but excluding (a) all personal property now or hereafter belonging to Lessee and (b) the Severable Property (as defined in Section 3.01 hereof) (collectively, the “Improvements”); and

(c)                                  all of Lessor’s right, title and interest, if any, in and to all easements, rights-of-way, appurtenances and other rights and benefits associated with the Land and to all public or private streets, roads, avenues, alleys or passways, open or proposed, on or abutting the Land, including, without limitation, the agreements, if any, set forth in Schedule A (the “Agreements”) (all of the foregoing being included within the term “Land”).

The Premises are leased to Lessee in their present condition without representation or warranty by Lessor and subject to the rights of parties in possession, to the existing state of title, to all applicable Legal Requirements (as defined in Section 5.02(b)) now or hereafter in effect and to the items listed on Schedule A (the “Permitted Exceptions”).  Lessee has examined the Premises and title to the Premises and has found all of the same satisfactory for all purposes.

Section 1.02.  Use.  Lessee may use the Premises for any lawful purpose, provided such use shall not materially diminish the value of the Premises or constitute a nuisance.

Section 1.03.  Term.  This Lease shall be for an interim term beginning on the Effective Date and ending at midnight on the last day of the calendar month in which the Effective Date occurs (the “Interim Term”) and a primary term of twenty (20) years beginning on [INSERT DATE], 2016, and ending at midnight on [INSERT DATE], 2036 (the “Primary Term”).  The time period during which this Lease shall actually be in effect, including the Interim Term, the

Primary Term and any Extended Term (as defined in Section 1.04) for which the right to extend is exercised, as any of the same may be terminated prior to their scheduled expiration pursuant to the provisions hereof, is sometimes referred to herein as the “Lease Term.”

Section 1.04.  Options To Extend the Term.  Unless an Event of Default (as defined herein) has occurred and is continuing at the time any option is exercised, Lessee shall have the right and option to extend the term of this Lease for three (3) additional periods of ten (10) years each, each commencing at midnight on the day on which the then-existing term of this Lease expires (each, an “Extended Term” and collectively, the “Extended Terms”), unless this Lease shall expire or be terminated pursuant to any provision hereof.  The Primary Term and any Extended Term shall commence and expire on the dates set forth in Schedule B.  Lessee may exercise its option to extend the Lease Term for any of the Extended Terms by giving written notice of exercise of the option (the “Extended Term Notice”) no later than twelve (12) months prior to expiration of the then-existing Lease Term.  Upon the delivery of an Extended Term Notice, as applicable, the Lease Term shall be automatically extended for the next succeeding Extended Term on the terms and conditions provided herein.  Upon the request of Lessor or Lessee, the parties hereto will execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 1.04, with all recording charges paid by Lessee.

Section 1.05.  Rent.

(a)                                 During the Interim Term and the first twelve (12) months of the Primary Term, Lessee shall pay to Lessor the annual amount set forth in Schedule B and thereafter, during the remainder of the Primary Term and any Extended Term, Lessee shall pay Lessor an annual amount calculated in accordance with Section 1.05(b) below (the amounts payable by Lessee pursuant to this sentence, “Basic Rent”).  Basic Rent shall be paid by wire transfer or (at Lessee’s option) electronic funds transfer as directed by Lessor or to such other person as Lessor from time to time may designate. Lessor shall give Lessee not less than thirty (30) days’ notice of any change in the account or the address to which such payments are to be made.  Such annual rentals shall be payable in equal monthly installments in advance on the first day of each month, with the rental payment for the Initial Term due and payable on the Effective Date.  Any rental payment made in respect of a period which is less than one month shall be prorated by multiplying the then-applicable monthly rental by a fraction, the numerator of which is the number of days in such month with respect to which rent is being paid and the denominator of which is the total number of days in such month.  Lessee shall perform all its obligations under this Lease at its sole cost and expense and shall pay all Basic Rent, additional rent and any other sum due hereunder when due and payable without notice or demand.

(b)                                 Beginning with the first day of the second year (i.e., the first day of the thirteenth (13th) month) of the Primary Term and on the first day of each successive year thereafter (such dates each being an “Adjustment Date”), Basic Rent shall be increased as follows:

(i)                                     With respect to years two (2) through five (5) of the Primary Term, Basic Rent shall be one hundred two percent (102%) of the Basic Rent from the immediately prior year; and

(ii)                                  For the remainder of the Term, Basic Rent shall increase by an amount equal to the product of (A) the percentage change (the “Percentage Change”) between the Price Index (as defined below) for the calendar month that is three (3) months prior to the immediately preceding Adjustment Date, and the Price Index for the calendar month that is three (3) months prior to the applicable Adjustment Date, multiplied by (B) Basic Rent in effect immediately prior to the applicable Adjustment Date; provided, however, that (1) the Percentage Change shall never exceed two percent (2%) and (2) the Percentage Change shall not operate to decrease Basic Rent.  “Price Index” shall mean the CPIU, U.S. City Average, all items (1982-84 = 100), as prepared by the U.S. Bureau of Labor Statistics.  Notwithstanding anything herein to the contrary, Basic Rent shall in no event be reduced as a result of the application of the Basic Rent adjustment formula described in this Section 1.05(b).  In the event that the Price Index ceases to be published, its successor index as published by the same governmental agency which published the Price Index shall be substituted and any necessary reasonable adjustments shall be made by Lessor and Lessee in order to carry out the intent of this Section 1.05(b). In the event there is no successor index to the Price Index, the Lessor shall reasonably select an alternative price index that will constitute a reasonable substitute for the Price Index.

Section 1.06.  Right of First Refusal.  At any time after the first thirty-six (36) months of the Primary Term, and from time to time thereafter if Lessor shall desire to sell the Premises (at which time Lessor shall endeavor to notify Lessee of such desire) and shall receive a bona fide written offer from any third party, (the “Third Party Purchaser”) or otherwise agree to a sale of the Premises, pursuant to a letter of intent or otherwise (the “ROFR Sale Contract”), Lessor shall by written notice to Lessee (including a copy of the ROFR Sale Contract), offer to Lessee the right to enter into a contract for the purchase of the Premises at the purchase price and on the terms set forth in the ROFR Sale Contract and Lessee shall have ten (10) business days after receipt of such notice and offer in which to accept in writing such terms and conditions. Upon any acceptance of such offer by Lessee, Lessor and Lessee shall enter into a contract for the purchase of the Premises at the purchase price and upon the terms and conditions specified in the notice from Lessor to Lessee.  In the event that Lessee shall fail to accept the terms and conditions of sale by written notification to Lessor prior to the expiration of such 10-business-day period, Lessor shall thereafter be free to sell the Premises to the Third Party Purchaser at the purchase price and on substantially similar terms to those in the ROFR Sale Contract.  The right of first refusal contained in this Section 1.06 shall apply to each agreement to sell the Premises after the first thirty-six (36) months of the Primary Term and shall not apply to a foreclosure or similar sale of the Premises by any holder of a mortgage on the Premises or to the granting of a deed in lieu of foreclosure by Lessor to such holder and shall not apply to the subsequent sale of the Premises by a purchaser of the Premises at a foreclosure or a similar sale or by the grantee of a deed in lieu of foreclosure.

ARTICLE II

Section 2.01.  Maintenance and Repair.

(a)                                 Lessee acknowledges that it has received the Premises in good order and repair.  Lessee, at its own expense, will maintain the Premises in good repair and condition and will take all action and will make all repairs and changes, structural and nonstructural, foreseen and unforeseen, ordinary and extraordinary, required to keep the Premises in good repair and condition (including, but not limited to, all painting, glass, utilities, conduits, fixtures and equipment, foundation, roof, exterior walls, heating and air conditioning systems, wiring, plumbing, sprinkler systems and other utilities, and all paving, sidewalks, roads, parking areas, curbs and gutters and fences).  Lessor shall not be required to maintain, repair or rebuild all or any part of the Premises.  Lessee waives the right to require Lessor to maintain, repair or rebuild all or any part of the Premises or make repairs at the expense of Lessor pursuant to any Legal Requirements (as defined below), contract, covenant, condition or restrictions at any time.

(b)                                 If all or any part of the Improvements shall encroach upon any property, street or right-of-way adjoining or adjacent to the Premises, or shall violate the Agreements or conditions affecting the Premises or any part thereof, or shall hinder, obstruct or impair any easement or right-of-way to which the Premises are subject, then, promptly after written request of Lessor (unless such encroachment, violation, hindrance, obstruction or impairment is a Permitted Exception) or of any person so affected, Lessee shall, at its expense, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting therefrom or (ii) if Lessor consents thereto, make such changes, including alteration or removal, to the Improvements and take such other action as shall be necessary to remove or eliminate such encroachments, violations, hindrances, obstructions or impairments.

Section 2.02.  Alterations, Replacements and Additions.  Lessee may, at its expense, make additions to and alterations of the Improvements, and construct additional Improvements, provided that (i) the fair market value, the utility, the square footage or the useful life of the Premises shall not be lessened thereby, (ii) such work shall be expeditiously completed in a good and workmanlike manner and in compliance with all applicable Legal Requirements and the requirements of all insurance policies required to be maintained by Lessee hereunder, (iii) no structural alterations shall be made to the Improvements or demolitions conducted in connection therewith unless, solely with respect to individual alteration projects that are expected to cost in excess of $250,000, Lessee shall have obtained Lessor’s consent and furnished Lessor with such surety bonds or other security reasonably acceptable to Lessor as shall be necessary in Lessor’s opinion to assure rebuilding of such Improvements and (iv) no individual addition, replacement or alteration which is expected to cost in excess of $250,000 shall be made unless Lessor’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, shall have been obtained.  Subject to Article III, all additions to and alterations of the Premises shall be and remain part of the Premises and the property of Lessee and shall revert to Lessor, without consideration by Lessor, at the expiration or earlier termination of this Lease.

ARTICLE III

Section 3.01.  Severable Property.  Lessee may, at its expense, install, assemble, place or maintain on the Premises and remove and substitute any items of machinery, equipment, furniture, furnishings or other personal property used or useful in Lessee’s business and trade, as more particularly described on Schedule A (collectively, the “Severable Property”), and title to same shall remain in Lessee.

Section 3.02.  Removal.  Lessee shall remove the Severable Property at the expiration or prior termination of this Lease.  Any of the Severable Property not removed by Lessee prior to the expiration of the Lease, or thirty (30) days after an earlier termination, shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without obligation to account therefor.  Lessee will repair, at its expense, all damage to the Premises caused by the removal of the Severable Property, whether affected by Lessee or by Lessor (unless such damage is the result of Lessor’s gross negligence or willful misconduct).

Section 3.03.  Waiver of Landlord’s Lien.  Lessor waives its right, if any, to assert a contractual, statutory, or other lien or security interest on Lessee’s leasehold interest in the Premises, the Severable Property or the property of any assignee or subtenant that may now or at any time hereafter be situated on the Premises.  Upon Lessee’s request (or the request of a lender holding or obtaining a security interest in the Severable Property), Lessor shall execute reasonable documentation memorializing such waiver and permitting such lender reasonable access to the Premises (before and for a reasonable time after expiration or earlier termination of this Lease); provided that, (a) such documentation shall not require Lessor to incur any additional obligations, liabilities or expenses (unless reimbursed by Lessee) and shall otherwise be in form and substance reasonably satisfactory to Lessor; (b) such documentation shall not amend or modify Lessor’s rights under this Lease (other than as set forth in this Section 3.03); and (c) such documentation shall not require Lessor to waive any rights that Lessor may acquire as a judgment creditor of Lessee including, but not limited to, the right to levy or execute a judgment against the Severable Property.  Nothing in this Lease shall be deemed to limit Lessee’s ability to pledge Severable Property as collateral in connection with Lessee’s general borrowings.

ARTICLE IV

Section 4.01.  Lessee’s Assignment and Subletting.  Unless an Event of Default shall have occurred and is continuing hereunder, Lessee may, for its own account, assign this Lease or sublet or license the use of all or any part of the Premises for the Interim Term, the Primary Term and any Extended Term (with respect to which such extension has previously been exercised) of this Lease.  Each such assignment or sublease shall expressly be made subject to the provisions hereof.  No such assignment or sublease shall modify or limit any right or power of Lessor hereunder or affect or reduce any obligation of Lessee hereunder, and all such obligations shall be those of Lessee and shall continue in full effect as obligations of a principal and not of a guarantor or surety, as though no subletting or assignment had been made, such liability of the Lessee named herein to continue notwithstanding any subsequent modifications or amendments of this Lease; provided, however, that (other than with respect to any modifications required by Legal Requirements or on account of bankruptcy or insolvency) if any modification or amendment is made without the consent of Lessee named herein (which consent shall not be unreasonably withheld or delayed), such modification or amendment shall be ineffective as against Lessee named herein to the extent, and only to the extent, that the same shall materially increase the obligations of Lessee, it being expressly agreed that (even if any such modification or amendment shall materially increase the likelihood of a default by Lessee under this Lease) Lessee named herein shall remain liable to the full extent of this Lease as if such modification had not been made.  Neither this Lease nor the Lease Term hereby demised shall be mortgaged by Lessee, nor shall Lessee mortgage or pledge its interest in any sublease of the Premises or the rentals payable thereunder.  Any sublease made otherwise than as expressly permitted by this Section 4.01 and any assignment of Lessee’s interest hereunder made otherwise than as expressly permitted by this Section 4.01 shall be void.  Lessee shall, within 20 days after the execution of any assignment or sublease, deliver a conformed copy thereof to Lessor.

Section 4.02.  Transfer or Pledge by Lessor.  Subject to Section 1.06 of this Lease, Lessor shall be free to transfer its fee interest in the Premises or any part thereof or interest therein, subject, however, to the terms of this Lease.  Any such transfer of a fee interest shall relieve the transferor of all liability and obligation hereunder (to the extent of the interest transferred) accruing after the date of the transfer and any assignee shall be bound by the terms and provisions of this Lease.  Notwithstanding the following sentence, Lessor shall be free to pledge or mortgage its interest in the Premises and assign or pledge its interest in this Lease on the condition that either (i) this Lease shall be superior to such pledge or mortgage or (ii) if Lessor elects to have this Lease be subordinate to the mortgage of any lender of Lessor, Lessee receives a nondisturbance agreement reasonably acceptable to Lessee from the holder of such pledge or mortgage.  Subject to the immediately preceding sentence, Lessor may not create any charge, lien, security interest or encumbrance on Lessee’s interest in the Premises.

ARTICLE V

Section 5.01.  Net Lease.

(a)                                 It is expressly understood and agreed by and between the parties that this Lease is a triple net lease, and the Basic Rent and all other sums payable hereunder to or on behalf of Lessor shall be paid without notice or demand and without setoff, counterclaim, abatement, suspension, deduction or defense.

(b)                                 Except as otherwise expressly provided in the Lease, this Lease shall not terminate, nor shall Lessee have any right to terminate this Lease or be entitled to the abatement of any rent or any reduction thereof, nor shall the obligations hereunder of Lessee be otherwise affected, by reason of any damage to or destruction of all or any part of the Premises from whatever cause, the taking of the Premises or any portion thereof by condemnation or otherwise, the prohibition, limitation or restriction of Lessee’s use of the Premises, or interference with such use by any private person or corporation, or by reason of constructive eviction, any eviction by paramount title or otherwise, or Lessee’s acquisition of ownership of the Premises otherwise than pursuant to an express provision of this Lease, or for any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, it being the intention of the parties hereto that the rent and all other charges payable hereunder to or on behalf of Lessor shall continue to be payable in all events and the obligations of Lessee hereunder shall continue unaffected, unless the requirement to pay or perform the same shall be terminated pursuant to an express provision of this Lease.  Nothing contained in this Section 5.01 shall be deemed a waiver by Lessee of any rights that it may have to bring a separate action with respect to any default by Lessor hereunder or under any other agreement.

(c)                                  Lessee covenants and agrees that it will remain obligated under this Lease in accordance with its terms, and that Lessee will not take any action to terminate, rescind or avoid this Lease, notwithstanding the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Lessor or any assignee of Lessor in any such proceeding and notwithstanding any action with respect to this Lease which may be taken by any trustee or receiver of Lessor or of any assignee of Lessor in any such proceeding or by any court in any such proceeding.

(d)                                 Lessee waives all rights now or hereafter conferred by law (i) to quit, terminate or surrender this Lease or the Premises or any part thereof or (ii) to any abatement, suspension, deferment or reduction of the rent, or any other sums payable hereunder to or on behalf of Lessor, regardless of whether such rights shall arise from any present or future constitution, statute or rule of law.

Section 5.02.  Taxes and Assessments; Compliance With Law.

(a)                                 Subject to Section 5.05 of this Lease, Lessee shall pay the following, prior to delinquency:  (i) all taxes, assessments, levies, fees, water and sewer rents and charges and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Interim Term, the Primary Term or any Extended Term hereof imposed or levied upon or assessed against or which arise with respect to (A) the Premises, (B) any Basic Rent, additional rent or other sums payable hereunder, (C) this Lease or the leasehold estate hereby created or (D) the operation, possession or use of the Premises; (ii) all sales taxes, rent taxes, gross receipts taxes or similar taxes (i.e., taxes based upon gross income which fail to take into account deductions with respect to depreciation, interest, taxes or ordinary and necessary business expenses, in each case relating to the Premises) imposed or levied upon, assessed against or measured by any Basic Rent, additional rent or other sums payable hereunder; (iii) all sales, value added, ad valorem, use and similar taxes at any time levied, assessed or payable on account of the acquisition, ownership, leasing, operation, possession or use of the Premises; and (iv) all charges of utilities, communications and similar services serving the Premises.  Lessee shall not be required to pay any franchise, estate, inheritance, transfer, income, capital gains or similar tax of Lessor unless such tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy which Lessee is required to pay pursuant to this Section 5.02(a); provided, however, that if, at any time during the Lease Term, the method of taxation shall be changed such that there shall be assessed, levied, charged or imposed on Lessor a capital levy or other tax directly on the rents received therefrom, or upon the value of the Premises or any present or future improvement or improvements on the Premises, then all such levies and taxes or the part thereof so measured or based shall be payable by Lessee, and Lessee shall pay and discharge the same as herein provided.  Lessee will furnish to Lessor, promptly after demand therefor, proof of payment of all items referred to above which are payable by Lessee.  If any such assessment may legally be paid in installments, Lessee may pay such assessment in installments; in such event, Lessee shall be liable only for installments which become due and payable with respect to any tax period occurring in whole or in part during the Lease Term; provided, however, that all amounts referred to in this Section 5.02(a) for the fiscal or tax year in which the Lease Term shall expire shall be apportioned so that Lessee shall pay only those portions thereof which correspond with the portion of such year as are within the Lease Term hereby demised.

(b)                                 Subject to Section 5.05, Lessee shall comply with and cause the Premises to comply with and shall assume all obligations and liabilities with respect to (i) all laws, ordinances and regulations and other governmental rules, orders and determinations presently in effect or hereafter enacted, made or issued, whether or not presently contemplated (collectively, “Legal Requirements”), applicable to the Premises or the ownership, operation, use or possession thereof and (ii) all Agreements, contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements, covenants, conditions and restrictions now or hereafter applicable to the Premises or the ownership, operation, use or possession thereof, including, but not limited to, all such Legal Requirements, contracts, agreements, covenants, conditions and restrictions which require structural, unforeseen or extraordinary changes; provided, however, that, with respect to any of the obligations of Lessee in clause (ii) above which are not now in existence, Lessee shall not be required to so comply unless Lessee is either a party thereto or has given its written consent thereto, or unless the same is occasioned by Legal Requirements or Lessee’s default (including any failure or omission by Lessee) under this Lease.  Nothing in clause (ii) of the immediately preceding sentence shall modify the obligations of Lessee under Section 5.04 of this Lease.

(c)                                  Upon the occurrence and continuance of an Event of Default (as defined herein) under Section 7.01(a)(i)(1), Lessee shall, in addition to and concurrently with the payment of Basic Rent as required in Section 1.05(b) hereof, pay one-twelfth of the amount (as reasonably estimated by Lessor) of the annual taxes and assessments described in Section 5.02(a) hereof and the annual premiums for insurance required in Section 6.03 hereof next becoming due and payable with respect to the Premises, and Lessee shall also pay to Lessor on demand therefor the amount by which the actual taxes and assessments and insurance premiums exceed the payment by Lessee required in this Section.  Any remaining funds held by Lessor at the end of the Lease Term shall be returned to Lessee.

Section 5.03.  Liens.

(a)                                 Lessee will remove and discharge any charge, lien, security interest or encumbrance upon the Premises or upon any Basic Rent, additional rent or other sums payable hereunder which arises for any reason, including, without limitation, all liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Premises or by reason of labor or materials furnished or claimed to have been furnished to Lessee or for the Premises, but not including (i) the Permitted Exceptions, (ii) this Lease and any assignment hereof or any sublease permitted hereunder and (iii) any mortgage, charge, lien, security interest or encumbrance created or caused by Lessor or its agents, employees or representatives without the consent of Lessee.  Lessee may provide a bond or other security reasonably acceptable to Lessor to remove or pay all costs associated with the removal of any such lien, provided the conditions of Section 5.05 shall be satisfied.  Nothing contained in this Lease shall be construed as constituting the consent or request of Lessor, express or implied, to or for the performance (on behalf of or for the benefit of Lessor) by any contractor, laborer, materialman or vendor, of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof.  Notice is hereby given that Lessor will not be liable for any labor, services or materials furnished or to be furnished to Lessee, or to anyone holding an interest in the Premises or any part thereof through or under Lessee, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Lessor in and to the Premises..

(b)                                 At Lessee’s request and at Lessee’s sole cost and expense, Lessor shall, subject to the satisfaction of the Easement Conditions (as defined below) grant, in the ordinary course of business, easements in favor of such utility companies as may be necessary or desirable in order to service any of the Improvements.  Lessor’s obligation to execute any of the easements contemplated by this Section 5.03(b) shall be subject, in each case, to the satisfaction of the following “Easement Conditions”: (i) such easement (A) does not impose any new liabilities or obligations on Lessor, (B) does not cause the Premises to become “limited use property” and (C) does not materially impair Lessor’s or Mortgagee’s interest in the Premises; (ii) Lessee shall have delivered to Lessor and any Mortgagee a certificate confirming the conditions described in clause (i) above; (iii) the easements, which Lessee requests that Lessor execute pursuant to this Section 5.03, shall be in form and substance reasonably acceptable to Lessor (to the extent that Lessor is required and delivers such instrument to Mortgagee for approval, Lessor shall use reasonable efforts to obtain Mortgagee’s approval, however, to the extent that Mortgagee withholds its approval of the form and/or substance of such instrument, it shall be reasonable for Lessor to deny its approval of such instrument); and (iv) such easement shall be deemed to be an “Agreement” under this Lease.

Section 5.04.  Indemnification.  Except for the gross negligence or the willful misconduct of any Indemnified Party (as defined herein), Lessee shall defend all actions against Lessor the holder of any mortgage on the Premises and any partner, officer, director, member, employee or shareholder of the foregoing (individually, an “Indemnified Party”, and collectively, “Indemnified Parties”), with respect to, and shall pay, protect, indemnify and save harmless the Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (i) injury to or death of any person, or damage to or loss of property, on the Premises or any adjoining sidewalk, streets or right of ways or connected with the use, condition or occupancy of the Premises, (ii) violation by Lessee of this Lease, (iii) the use, act or omission of Lessee or its agents, contractors, licensees, sublessees or invitees and (iv) any contest referred to in Section 5.05 of this Lease.

Section 5.05.  Permitted Contests.  Lessee, at its expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, any Legal Requirement with which Lessee is required to comply pursuant to Section 5.02(b), or the amount or validity or application, in whole or in part, of any tax, assessment or charge which Lessee is obligated to pay or any lien, encumbrance or charge not permitted by Sections 2.01, 2.02, 5.02(a), 5.03 and 6.02, provided that if Lessee desires to withhold payment of any such tax, assessment or charge during such time as Lessee is contesting such tax, assessment or charge, then (i) the commencement of such proceedings shall suspend the enforcement or collection thereof against or from Lessor and against or from the Premises, (ii) neither the Premises nor any rent therefrom nor any part thereof or interest therein would be in any danger of being sold, forfeited, attached or lost while such proceedings are continuing, (iii) Lessee shall have furnished such security, if any, as may be required in the proceedings and as may be reasonably required by Lessor, and (iv) if such contest be finally resolved against Lessee, Lessee shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon.  Lessor, at Lessee’s expense, shall execute and deliver to Lessee such authorizations and other documents as reasonably may be required in any such contest.  Lessee shall indemnify and save Lessor harmless against any cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom.  Lessee shall not be in default hereunder in respect to the compliance with any Legal Requirement with which Lessee is obligated to comply pursuant to Section 5.02(b) or in respect to the payment of any tax, assessment or charge which Lessee is obligated to pay or any lien, encumbrance or charge not permitted by Section 2.01, 2.02, 5.02(a), 5.03 and 6.02 which Lessee is in good faith contesting.

Section 5.06.  Environmental Compliance.

(a)                                 For purposes of this Lease:

(i)                                     the term “Environmental Laws” means all statutes, limitations, restrictions, standards, prohibitions, obligations, schedules, plans and timetables having the force of law that are contained in or promulgated pursuant to any federal, state or local laws, regulations or ordinances whether existing now or hereinafter enacted, relating to pollution, the protection of the environment or drinking or domestic water supply, including but not limited to laws relating to safe drinking water, emissions, discharges, releases or threatened releases of hazards into ambient air, surface water, ground water, drinking or domestic water supply, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, refinement, production, disposal, transport or handling of Regulated Substances, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq. (to the extent related to exposure to Regulated Substances); the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. § 11001, et seq.;

the Atomic Energy Act, 42 U.S.C. § 2014, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and their state analogs, state counterparts, and other state laws, regulations, and statutes relating to protection of human health (as it relates to exposure to Hazardous Substances) and the environment as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted; and

(ii)                                  the term “Regulated Substance” shall mean and include any, each and all substances or materials now or hereafter regulated pursuant to any Environmental Laws, including, but not limited to, asbestos or any substance containing asbestos, polychlorinated biphenyls (“PCB”), PCB contaminated material, including, but not limited to, PCB contaminated electrical equipment as defined in 40 C.F.R. 761.3, lead, lead in the form of lead based paint materials or paint with lead, flammable explosives, radioactive materials, petroleum, petroleum fractions, petroleum constituents, petroleum distillates, chemicals known to cause cancer or reproductive toxicity, or exposure to which poses a risk to human health or safety or the environment or that are regulated under Environmental Laws, pollutants, effluents, residues, contaminants, emissions or related materials, natural gas liquids, and any items defined or regulated as “hazardous waste,” “hazardous materials,” “hazardous substances,” “toxic waste,” “toxic materials,” or “toxic substances” or words of similar import, all under any Environmental Law.

(iii)                               The term “Environmental Activity” shall mean the placement, storage, use, release, transportation or disposal of a Regulated Substance on, under, at or from the Premises.

(b)                                 Lessee shall:

(i)                                     not cause or permit any Environmental Activity on, under, at or from the Premises in violation of any Environmental Law;

(ii)                                  contain at or remove from the Premises, or perform any other necessary remedial action regarding, any Regulated Substance in any way affecting the Premises if, as and when such containment, removal or other remedial action is required under any Legal Requirement including any Environmental Laws or a regulatory authority in compliance with all Legal Requirements and Environmental Law and, upon reasonable request of Lessor after consultation with Lessee (which request may be made only if Lessor reasonably believes that an environmental concern exists which may have a material, adverse effect on the Premises), shall arrange for phase I environmental audits or phase II investigations (as such terms are defined now or hereafter by the environmental remediation industry), or such other or further testing or actions as may be required by Legal Requirements or as may be mutually agreed to by Lessor and Lessee, to be conducted at the Premises by qualified companies retained by Lessee specializing in environmental matters and reasonably satisfactory to Lessor in order to ascertain compliance with all Legal Requirements and the requirements of this Lease, all of the foregoing to be at Lessee’s sole cost and expense.  Further, Lessee shall, upon the reasonable request of Lessor, provide Lessor with a bond, letter of credit or other form of security, in form and substance reasonably satisfactory to Lessor, in an amount sufficient to cover the aggregate of the foregoing costs;

(iii)                               provide Lessor with written notice (and a copy as may be applicable) of any of the following within ten (10) business days of receipt thereof:  (A) Lessee’s obtaining knowledge or notice of any kind of the material presence, or any actual or threatened material release, of any Regulated Substance in any way affecting the Premises; (B) Lessee’s receipt or submission, or Lessee’s obtaining knowledge or notice of any kind, of any report, citation, notice, inquiry or other communication from or to any federal, state or local governmental or quasi-governmental authority regarding any Regulated Substance in any way affecting the Premises; or (C) Lessee’s obtaining knowledge or notice of any kind of the incurrence of any material cost or expense by any federal, state or local governmental or quasi-governmental authority or any private party in connection with the assessment, monitoring, containment, removal or remediation of any kind of any Regulated Substance in any way affecting the Premises, or of the filing or recording of any lien on the Premises or any portion thereof in connection with any such action or Regulated Substance in any way adversely affecting the Premises;

(iv)                              be responsible for the payment of any fines or penalties issued pursuant to Environmental Laws arising from any action or omission of the Lessee;

(v)                                 obtain any permits, licenses or any regulatory authorization or approvals required by Environmental Laws on the Premises; and

(c)                                  in addition to the requirements of Section 5.04 hereof and except with respect to the gross negligence or willful misconduct of any Indemnified Party and any Environmental Activity occurring following the expiration or earlier termination of this Agreement (provided that such Environmental Activity was not performed, caused or permitted by Lessee or Lessee’s officers, agents, employees, contractors, subcontractors, sublessee, licensees, or invitees), defend all actions against the Indemnified Parties and pay, protect, indemnify, save and hold the Indemnified Parties harmless from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses), causes of action, fines, suits, claims, demands or judgments of any nature relating to any Environmental Laws including but not limited to CERCLA, Regulated Substances or other environmental matters concerning the Premises including but not limited to acts or omissions of the Lessee, its officers, agents, employees, contractors, subcontractors, sublessee, licensees, or the invitees of any of them.  The indemnity contained in this Section 5.06 shall survive the expiration or earlier termination of this Lease for a period of two (2) years.

ARTICLE VI

Section 6.01.  Procedure Upon Purchase.

(a)                                 If Lessee shall purchase the Premises pursuant to Section 6.02 of this Lease, Lessor shall convey or cause to be conveyed title thereto by special warranty deed, and subject only to this Lease, the lien of any taxes, the Permitted Exceptions, exceptions created or consented to or existing by reason of any action or inaction by Lessee and all Legal Requirements.  Without limiting the foregoing, Lessor shall satisfy any mortgage imposed on the Premises by Lessor.

(b)                                 Upon the date fixed for any purchase of the Premises pursuant to Section 6.02 of this Lease, Lessee shall pay to Lessor the purchase price therefor specified herein in immediately available funds, together with all Basic Rent, additional rent and other sums then due and payable hereunder to and including such date of purchase, and there shall be delivered to Lessee a special warranty deed, or its equivalent, or other conveyance of the interests in the Premises then being sold to Lessee and any other instruments reasonably necessary to evidence the conveyance of title thereto described in Section 6.01(a) above and to assign any other property then required to be assigned by Lessor pursuant hereto.

(c)                                  There shall be no adjustments at the closing of a purchase pursuant to this Section 6.01.  Lessee shall pay all charges incident to such conveyance and assignment, including, without limitation, reasonable counsel fees, escrow fees, recording fees, title insurance premiums and all applicable transfer taxes (not including any income, capital gain or franchise taxes of Lessor) which may be imposed by reason of such conveyance and assignment and the delivery of said deed or conveyance and other instruments.  Upon the completion of any purchase of the entire Premises (but not of any lesser interest than the entire Premises) but not prior thereto (whether or not any delay or failure in the completion of such purchase shall be the fault of Lessor), this Lease shall terminate, except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have arisen on or prior to such completion of purchase.

Section 6.02.  Condemnation and Casualty.

(a)                                 General Provisions.  Except as provided in Section 6.02(b), Lessee hereby irrevocably assigns to Lessor any award, compensation or insurance payment to which Lessee may become entitled by reason of Lessee’s interest in the Premises (i) if the use, occupancy or title of the Premises or any part thereof is taken, requisitioned or sold in, by or on account of any actual or threatened eminent domain proceeding or other action by any person having the power of eminent domain (“Condemnation”) or (ii) if the Premises or any part thereof is damaged or destroyed by fire, flood or other casualty (“Casualty”).  All awards, compensation and insurance payments on account of any Condemnation or Casualty are herein collectively called “Compensation.”  Lessor may appear in any such proceeding or action to negotiate, prosecute and adjust any claim for any Compensation and, subject to the further provisions of this Section 6.02, Lessor shall collect any such Compensation.  Lessee shall be entitled to participate in any such proceeding, action, negotiation, prosecution, appeal or adjustment following its delivery of a Notice of Intention (as defined in Section 6.02(b)).  Notwithstanding anything to the contrary contained in this Article VI, if permissible under applicable law, any separate compensation made to Lessee for its moving and relocation expenses, anticipated loss of business profits, loss of goodwill or fixtures, additions (approved by Lessor pursuant to the terms of this Lease) and equipment paid for by Lessee and which are not part of the Premises (including, without limitation, the Severable Property) or any other claim that Lessee may have under applicable law that does not diminish the Compensation made to Lessor shall be paid directly to and shall be retained by Lessee (and shall not be deemed to be “Compensation”).  All Compensation shall be applied pursuant to this Section 6.02(b), and all such Compensation (less the expense of collecting such Compensation) is herein called the “Net Proceeds.”

(b)                                 Substantial Condemnation.  If a Condemnation shall, in Lessee’s good faith judgment, affect all or a substantial portion of the Premises and shall render the Premises unsuitable for restoration for continued use and occupancy in Lessee’s business, then Lessee may, not later than sixty (60) days after a determination has been made as to when possession of the Premises must be delivered with respect to such Condemnation, deliver to Lessor (i) notice of its intention to terminate this Lease (“Notice of Intention”) on the next rental payment date which occurs not less than sixty (60) days after the delivery of such notice (the “Condemnation Termination Date”), (ii) a certificate of an authorized officer of Lessee describing the event giving rise to such termination and stating that Lessee has determined that such Condemnation has rendered the Premises unsuitable for restoration for continued use and occupancy in Lessee’s business, (iii) documentation to the effect that termination of this Lease will not be in violation of any agreement in effect as of the Condemnation Termination Date with which Lessee is obligated to comply pursuant to this Lease, and (iv) if the Condemnation Termination Date occurs during the Primary Term, an irrevocable offer by Lessee to Lessor to purchase on the Condemnation Termination Date any remaining portion of the Premises and the Net Proceeds, if any, payable in connection with such Condemnation (or the right to receive the same when made, if payment thereof has not yet been made), at a price equal to 13 times the then annual Basic Rent.  If either (1) Lessor shall reject such offer by notice given to Lessee not later than 15 days prior to the Condemnation Termination Date or (2) the Condemnation Termination Date occurs during any Extended Term, this Lease shall terminate on the Condemnation Termination Date, except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have arisen on or prior to the Condemnation Termination Date, upon payment by Lessee of all Basic Rent, additional rent and other sums due and payable hereunder to and including the Condemnation Termination Date, and the Net Proceeds shall belong to Lessor.  Unless Lessor shall have rejected such offer in accordance with this Section, Lessor shall be conclusively considered to have accepted such offer, and, on the Condemnation Termination Date, the Lease shall terminate and there shall be conveyed to Lessee or its designee the remaining portion of the Premises, if any, and there shall be assigned to Lessee or its designee all its interest in the Net Proceeds, pursuant to and upon compliance with this Article VI.  In the event Lessee does not deliver the Notice of Intention to Lessor, Lessor shall permit so much of the Net Proceeds as may be necessary to be utilized by Lessee to repair or restore the Premises.

(c)                                  Substantial Casualty During Extended Term.  If an insured Casualty shall, in Lessee’s good-faith judgment, affect all or a substantial portion of the Premises during the last twenty-four (24) months of the Primary Term or during an Extended Term, if any, and shall render the Premises unsuitable for restoration for continued use and occupancy in Lessee’s business, then Lessee may, not later than one hundred fifty (150) days after such Casualty, deliver to Lessor (i) notice of its intention to terminate this Lease on the next rental payment date which occurs not less than sixty (60) days after the delivery of such notice (the “Casualty Termination Date”), (ii) a certificate of an authorized officer of Lessee describing the event giving rise to such termination and stating that Lessee has determined that such Casualty has rendered the Premises unsuitable for restoration for continued use and occupancy in Lessee’s business, and (iii) documentation to the effect that termination of this Lease will not be in violation of any agreement then in effect with which Lessee is obligated to comply pursuant to this Lease.  Upon payment by Lessee of all Basic Rent, additional rent and other sums then due and payable hereunder to and including the Casualty Termination Date, this Lease shall terminate on the Casualty Termination Date except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have arisen on or prior to the Casualty Termination Date, and the Net Proceeds shall belong to Lessor.

(d)                                 Less Than Substantial Condemnation or Any Casualty During the Interim Term or the Primary Term.  If, after a Condemnation or Casualty, Lessee does not give or does not have the right to give notice of its intention to terminate this Lease as provided in Section 6.02(b) or (c), then this Lease shall continue in full force and effect and Lessee shall, at its expense, rebuild, replace or repair the Premises in conformity with the requirements of Sections 2.01, 2.02 and 5.03 so as to restore the Premises (in the case of Condemnation, as nearly as practicable) to the condition, and character thereof immediately prior to such Casualty or Condemnation.  To the extent the Net Proceeds with respect to any Casualty are less than $250,000, such amount shall be paid to Lessee to be used to rebuild, replace or repair the Premises in a lien free and good and workmanlike manner.  To the extent the Net Proceeds from any Casualty are $250,000 or greater, prior to any such rebuilding, replacement or repair, Lessee shall determine the maximum cost thereof (the “Restoration Cost”), which amount shall be reasonably acceptable to Lessor.  The Restoration Cost shall be paid first out of Lessee’s own funds to the extent that the Restoration Cost exceeds the Net Proceeds payable in connection with respect to any occurrence, after which expenditure Lessee shall be entitled to receive the Net Proceeds, but only against (i) certificates of Lessee delivered to Lessor from time to time as such work of rebuilding, replacement and repair progresses, each such certificate describing the work for which Lessee is requesting payment and the cost incurred by Lessee in connection therewith and stating that Lessee has not theretofore received payment for such work and (ii) such additional documentation as Lessor may reasonably require, including, but not limited to, copies of all contracts and subcontracts relating to restoration, architects’ certifications, title policy updates and lien waivers or releases.  Any Net Proceeds remaining after final payment has been made for such work and after Lessee has been reimbursed for any portions it contributed to the Restoration Cost shall be paid to Lessee.  In the event of any temporary Condemnation, this Lease shall remain in full effect and Lessee shall be entitled to receive the Net Proceeds allocable to such temporary Condemnation, except that any portion of the Net Proceeds allocable to the period after the expiration of the Lease Term or termination of the Lease shall be paid to Lessor.  If the cost of any rebuilding, replacement or repair required to be made by Lessee pursuant to this Section 6.02(d) shall exceed the amount of such Net Proceeds, the deficiency shall be paid by Lessee.

Section 6.03.  Insurance.

(a)                                 Lessee will maintain insurance on the Premises of the following character:

(i)                                     Insurance against all risks of direct physical loss, including loss by fire, lightning, terrorism and other risks which at the time are included under “extended coverage” endorsements (including Law & Ordinance coverage), in amounts sufficient to prevent Lessor and Lessee from becoming a coinsurer of any loss but in any event in amounts not less than 100% of the actual replacement value of the Improvements, exclusive of foundations and excavations with a maximum deductible of $25,000;

(ii)                                  General public liability insurance and/or umbrella liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Premises in the minimum amounts of $5,000,000 for bodily injury or death to any one person, $10,000,000 for any one accident and $5,000,000 for property damage to others or in such greater amounts as are then customary for property similar in use to the Premises;

(iii)                               Rent loss or business interruption insurance in an amount sufficient to cover loss of rents from the Premises pursuant to this Lease for a period of at least one year;

(iv)                              Worker’s compensation insurance (including employers’ liability insurance, if requested by Lessor) to the extent required by the law of the state in which the Premises are located and to the extent necessary to protect Lessor and the Premises against Lessee’s workers’ compensation claims (to the extent permitted by applicable law, Lessee may self-insure with respect to worker’s compensation insurance);

(v)                                 Boiler and machinery insurance in respect of any boilers and similar apparatus located on the Premises in the minimum amount of $500,000 or in such greater amounts as to adequately insure the Premises;

(vi)                              During any period of construction on the Premises, builder’s risk insurance on a completed value, non-reporting basis for the total cost of such alterations or improvements, and worker compensation insurance as required by applicable law.  This coverage may be provided by Lessee’s all risk property insurance pursuant to Section 6.03(a)(i) herein; and

(vii)                           Such other insurance in such amounts and against such risks, as is commonly obtained in the case of property similar in use to the Premises and located in the state in which the Premises are located by prudent owners of such property, including but not limited to, flood insurance (if the Premises is in a flood plain) and earthquake insurance.

Such insurance shall be written by companies authorized to do business in the state where the Premises are located and carrying a claims paying ability rating of at least A-X by A.M. Best Company (or such other claims paying ability rating as may be approved by Lessor in Lessor’s sole discretion) and with the exception of workers’ compensation insurance and employer’s liability insurance, shall name Lessor as an additional insured as its interest may appear.  If the Premises or any part thereof shall be damaged or destroyed by Casualty, and if the estimated cost of rebuilding, replacing or repairing the same shall exceed $100,000, Lessee promptly shall notify Lessor thereof.

(b)                                 Every policy listed above (other than any workers’ compensation policy and employer’s liability insurance) shall bear a mortgagee endorsement in favor of the mortgagee or beneficiary (whether one or more, the “Mortgagee”) under each mortgage, deed of trust or similar security instrument creating a lien on the interest of Lessor in the Premises, and any loss under any such property (as opposed to liability) policy shall be payable to the Mortgagee, which has a first lien on such interest (if there is more than one first Mortgagee, then to the trustee for such Mortgagees) to be held and applied by Mortgagee toward restoration pursuant to Section 6.02.  Every policy referred to in Section 6.03(a) shall provide that it will not be cancelled or amended except after 30 days’ written notice to Lessor and the Mortgagee and that it shall not be invalidated by any act or negligence of Lessor, Lessee or any person or entity having an interest in the Premises, nor by occupancy or use of the Premises for purposes more hazardous than permitted by such policy, nor by any foreclosure or other proceedings relating to the Premises, nor by change in title to or ownership of the Premises.

(c)                                  Lessee shall deliver to Lessor and Mortgagee upon request (i)  copies of the applicable insurance policies and (ii) original or duplicate certificates of insurance, satisfactory to Lessor and Mortgagee evidencing the existence of all insurance which is required to be maintained by Lessee hereunder and payment of all premiums therefor, such delivery to be made (i) upon the execution and delivery hereof and (ii) at least ten (10) days prior to the expiration of any such insurance.  Lessee shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 6.03 unless Lessor is named an additional insured therein and unless there is a mortgagee endorsement in favor of Mortgagee with loss payable as provided herein.  Lessee shall immediately notify Lessor whenever any such separate insurance is obtained and shall deliver to Lessor and Mortgagee the policies or certificates evidencing the same.  Any insurance required hereunder may be provided under blanket policies, provided that the Premises are specified therein.

(d)                                 The requirements of this Section 6.03 shall not be construed to negate or modify Lessee’s obligations under Section 5.04.

ARTICLE VII

Section 7.01.  Conditional Limitations; Default Provisions.

(a)                                 Any of the following occurrences or acts shall constitute an Event of Default under this Lease:

(i)                                     If Lessee shall (1) fail to pay any Basic Rent, as and when required to be paid by Lessee hereunder and such failure shall continue for three (3) business days after written notice thereof is given by Lessor to Lessee, (2) fail to pay additional rent or other sum as and when required to be paid by Lessee hereunder within seven (7) business days after written notice thereof is given by Lessor to Lessee, or (3) fail to observe or perform any other provision hereof and such nonmonetary failure shall continue for thirty (30) days after written notice to Lessee of such failure (provided that, in the case of any such failure which cannot be cured by the payment of money and cannot with diligence be cured within such 30 day period, if Lessee shall commence promptly to cure the same and thereafter prosecute the curing thereof with diligence, the time within which such failure may be cured shall be extended for such period not to exceed 180 days as is necessary to complete the curing thereof with diligence);

(ii)                                  If Lessee or The Bon-Ton Stores, Inc., a Pennsylvania corporation (the “Guarantor”) shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state law or shall be adjudicated a bankrupt or become insolvent or shall make an assignment for the benefit of creditors, or if a petition proposing the adjudication of Lessee or Guarantor as bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Lessee or Guarantor shall consent to or acquiesce in the filing thereof or such petition shall not be discharged or denied within ninety (90) days after the filing thereof;

(iii)                               If a receiver, trustee or conservator of Lessee or Guarantor, or of all or substantially all of the assets of Lessee or Guarantor, or of the Premises or Lessee’s or Guarantor’s estate therein shall be appointed in any proceeding brought by Lessee or Guarantor, or if any such receiver, trustee or conservator shall be appointed in any proceeding brought against Lessee or Guarantor and shall not be discharged within ninety(90) days after such appointment, or if Lessee or Guarantor shall consent to or acquiesce in such appointment;

(iv)                              If Guarantor shall have defaulted in its obligations under the Guaranty dated as of the same date hereof (the “Guaranty”); and

(v)                                 If the Premises shall have been (A) abandoned by Lessee and (B) not maintained or secured in the manner required hereunder for a period of thirty (30) consecutive days after written notice of such from Lessor to Lessee.  Notwithstanding the foregoing, the Premises shall not be deemed to have been abandoned if the Premises are occupied by an assignee or sublessee of Lessee.

(b)                                 If an Event of Default shall have happened and be continuing, Lessor shall have the right to give Lessee notice of Lessor’s termination of the Lease Term.  Upon the giving of such notice, the Lease Term and the estate hereby granted shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Lease Term, and all rights of Lessee hereunder shall expire and terminate, but Lessee shall remain liable as hereinafter provided.

(c)                                  If an Event of Default shall have happened and be continuing, Lessor shall have the immediate right, whether or not the Lease Term shall have been terminated pursuant to Section 7.01(b), to reenter and repossess the Premises and the right to remove all persons and property (subject to Section 3.02) therefrom by summary proceedings, ejectment or any other legal action or in any lawful manner Lessor determines to be necessary or desirable.  Lessor shall be under no liability by reason of any such reentry, repossession or removal.  No such reentry, repossession or removal shall be construed as an election by Lessor to terminate the Lease Term unless a notice of such termination is given to Lessee pursuant to Section 7.01(b) or unless such termination is decreed by a court.

(d)                                 At any time or from time to time after a reentry, repossession or removal pursuant to Section 7.01(c), whether or not the Lease Term shall have been terminated pursuant to Section 7.01(b) Lessor may (but shall be under no obligation to), relet the Premises for the account of Lessee, in the name of Lessee or Lessor or otherwise, without notice to Lessee, for such term or terms and on such conditions and for such uses as Lessor, in its absolute discretion, may determine.  Lessor may collect any rents payable by reason of such reletting.  Lessor shall not be liable for any failure to relet the Premises or for any failure to collect any rent due upon any such reletting.

(e)                                  No expiration or termination of the Lease Term pursuant to Section 7.01(b), by operation of law or otherwise, and no reentry, repossession or removal pursuant to Section 7.01(c) or otherwise, and no reletting of the Premises pursuant to Section 7.01(d) or otherwise, shall relieve Lessee of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, reentry, repossession, removal or reletting.

(f)                                   In the event of any expiration or termination of the Lease Term or reentry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, Lessee shall pay to Lessor all Basic Rent, additional rent and other sums required to be paid by Lessee, in each case to and including the date of such expiration, termination, reentry, repossession or removal, and, thereafter, Lessee shall, until the end of what would have been the Lease Term in the absence of such expiration, termination, reentry, repossession or removal and whether or not the Premises shall have been relet, be liable to Lessor for, and shall pay to Lessor, as liquidated and agreed current damages:  (i) all Basic Rent, all additional rent and other sums which would be payable under this Lease by Lessee in the absence of any such expiration, termination, reentry, repossession or removal, together with all expenses of Lessor in connection with such reletting (including, without limitation, all repossession costs, brokerage commissions, reasonable attorneys’ fees and expenses (including, without limitation, fees and expenses of appellate proceedings), employee’s expenses, alteration costs and expenses of necessary preparation for such reletting), less (ii) the net proceeds, if any, of any reletting effected for the account of Lessee pursuant to Section 7.01(d).  Lessee shall pay such liquidated and agreed current damages on the dates on which rent would be payable under this Lease in the absence of such expiration, termination, reentry, repossession or removal, and Lessor shall be entitled to recover the same from Lessee on each such date.

(g)                                  At any time after any such expiration or termination of the Lease Term or reentry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, whether or not Lessor shall have collected any liquidated and agreed current damages pursuant to Section 7.01(f), Lessor shall be entitled to recover from Lessee, and Lessee shall pay to Lessor on demand, as and for liquidated and agreed final damages for Lessee’s default and in lieu of all liquidated and agreed current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the excess, if any, of (a) the aggregate of all Basic Rent, additional rent and other sums which would be payable under this Lease, in each case from the date of such demand (or, if it be earlier, to date to which Lessee shall have satisfied in full its obligations under Section 7.01(f) to pay liquidated and agreed current damages) for what would be the then unexpired Lease Term in the absence of such expiration, termination, reentry, repossession or removal, discounted at the rate of 4% per annum, over (b) the then fair rental value of the Premises, discounted at the rate of 4% per annum for the same period.  If any law shall limit the amount of liquidated final damages to less than the amount above agreed upon, Lessor shall be entitled to the maximum amount allowable under such law.

Section 7.02.  Bankruptcy or Insolvency.

(a)                                 If Lessee shall become a debtor in a case filed under Chapter 7 or Chapter 11 of the Bankruptcy Code and Lessee or Lessee’s trustee shall fail to elect to assume this Lease within sixty (60) days after the filing of such petition or such additional time as provided by the court, this Lease shall be deemed to have been rejected.  Immediately thereupon, Lessor shall be entitled to possession of the Premises without further obligation to Lessee or Lessee’s trustee, and this Lease, upon the election of Lessor, shall terminate, but Lessor’s right to be compensated for damages (including, without limitation, liquidated damages pursuant to any provision hereof) or the exercise of any other remedies in any such proceeding shall survive, whether or not this Lease shall be terminated.

(b)                                 Neither the whole nor any portion of Lessee’s interest in this Lease or its estate in the Premises shall pass to any trustee, receiver, conservator, assignee for the benefit of creditors or any other person or entity, by operation of law or otherwise under the laws of any state having jurisdiction of the person or property of Lessee, unless Lessor shall have consented to such transfer.  No acceptance by Lessor of rent or any other payments from any such trustee, receiver, assignee, person or other entity shall be deemed to constitute such consent by Lessor nor shall it be deemed a waiver of Lessor’s right to terminate this Lease for any transfer of Lessee’s interest under this Lease without such consent.

(c)                                  In the event of an assignment of Lessee’s interests pursuant to this Section 7.02, the right of any assignee to extend the Lease Term for an Extended Term beyond the Primary Term or the then Extended Term of this Lease shall be extinguished.

Section 7.03.  Additional Rights of Lessor.

(a)                                 No right or remedy hereunder shall be exclusive of any other right or remedy, but shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing.  Failure to insist upon the strict performance of any provision hereof or to exercise any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future.  Receipt by Lessor of any Basic Rent, additional rent or other sums payable hereunder with knowledge of the breach of any provision hereof shall not constitute waiver of such breach, and no waiver by Lessor of any provision hereof shall be deemed to have been made unless made in writing.  Lessor shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions hereof, or to a decree compelling performance of any of the provisions hereof, or to any other remedy allowed to Lessor by law or equity.

(b)                                 Lessee hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have to redeem the Premises or to have a continuance of this Lease after termination of Lessee’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease, or after the termination of the Lease Term as herein provided, (ii) the benefits of any law which exempts property from liability for debt and (iii)  any rights of redemption or reinstatement available by law.

(c)                                  If an Event of Default on the part of Lessee shall have occurred hereunder and be continuing, then, without thereby waiving such default, Lessor may, but shall be under no obligation to, take all action, including, without limitation, entry upon the Premises, to perform the obligations of Lessee hereunder immediately and without notice in the case of any emergency as may be reasonably determined by Lessor and upon five business days’ notice to Lessee in all other cases.  All reasonable expenses incurred by Lessor in connection therewith, including, without limitation, attorneys’ fees and expenses (including, without limitation, those incurred in connection with any appellate proceedings), shall constitute additional rent under this Lease and shall be paid by Lessee to Lessor upon demand.

(d)                                 If Lessee shall be in default in the performance of any of its obligations under this Lease beyond any applicable grace or cure period hereunder, Lessee shall pay to Lessor, on demand, all expenses incurred by Lessor as a result thereof, including, without limitation, reasonable attorneys’ fees and expenses (including, without limitation, those incurred in connection with any appellate proceedings).  If Lessor shall be made a party to any litigation commenced against Lessee and Lessee shall fail to provide Lessor with counsel reasonably approved by Lessor and pay the expenses thereof, Lessee shall pay all costs and reasonable attorneys’ fees and expenses in connection with such litigation (including, without limitation, fees and expenses incurred in connection with any appellate proceedings).

(e)                                  If Lessee shall fail to pay when due any Basic Rent, additional rent or other sum required to be paid by Lessee hereunder, Lessor shall be entitled to collect from Lessee as additional rent and Lessee shall pay to Lessor, in addition to such Basic Rent, additional rent or other sum, a late payment charge on the delinquency equal to the Late Rate.  The Late Rate shall be the lesser of (i) that per annum rate of interest which exceeds by two (2) percentage points the base rate most recently announced in the Wall Street Journal (or a comparable publication if the Wall Street Journal ever shall cease publication), as the “prime rate” or (ii) the maximum rate permitted by applicable law.  In addition to all other remedies Lessor has hereunder, if Lessee shall fail to pay any Basic Rent, additional rent or other sum, as and when required to be paid by Lessee hereunder prior to the expiration for the period of payment pursuant to Section 7.01(a)(i)(1), Lessor shall be entitled to collect from Lessee, and Lessee shall pay to Lessor, as additional rent, an amount equal to 1% of the amount shown in the notice as unpaid.

ARTICLE VIII

Section 8.01.  Notices and Other Instruments.  All notices, offers, consents and other instruments given pursuant to this Lease shall be in writing and shall be validly given when hand delivered or sent by a courier or express service guaranteeing overnight delivery or by facsimile or e-mail, with original being promptly sent as otherwise provided above, addressed as follows:

If to Lessor:

c/o United Trust Fund, Inc.
2 Alhambra Plaza
Suite 1240
Coral Gables, FL 33134
Attention:  Fred Berliner, President
Facsimile:  (305) 358-4002
E-mail:  fred@utf.com

With a copy to:

Kutak Rock LLP
The Omaha Building
1650 Farnam Street
Omaha, NE  68102
Attention:  Brian C. Eades, Esq.
Facsimile:  (402) 346-1148
E-mail:  brian.eades@kutakrock.com

If to Lessee:                                                                             [CARSON PIRIE SCOTT II, INC.][MCRIL, LLC]
c/o The Bon-Ton Stores, Inc.
2801 E. Market Street, Building E
York, PA  17402
Attention:  General Counsel

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY  10019
Attention:  Harris Freidus, Esq.
Facsimile:  (212) 492-0064
Email:  hfreidus@paulweiss.com

Lessor and Lessee each may from time to time specify, by giving 15 days’ notice to each other party, (i) any other address in the United States as its address for purposes of this Lease and (ii) any other person or entity in the United States that is to receive copies of notices, offers, consents and other instruments hereunder.  Notices given by facsimile or e-mail shall be deemed to be delivered upon the day that such notices are sent provided such notices have a means by which receipt may be confirmed.  Notices given by a courier or express service guaranteeing overnight delivery shall be deemed delivered on the day after such notices are sent.

Section 8.02.  Estoppel Certificates; Financial Information.

(a)                                 Lessee will, upon ten (10) days’ written notice at the request of Lessor, execute, acknowledge and deliver to Lessor, a certificate of Lessee, which states that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) as well as the dates to which Basic Rent, additional rent and other sums payable hereunder have been paid and either stating that to the knowledge of Lessee no default exists hereunder or specifying each such default of which Lessee has knowledge and whether or not Lessee is still occupying and operating the Premises.  Any such certificate may be relied upon by any actual or prospective mortgagee or purchaser of the Premises.  Lessor will, upon ten (10) days’ written notice at the request of Lessee, execute, acknowledge and deliver to Lessee a certificate of Lessor, stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) and the dates to which Basic Rent, additional rent and other sums payable hereunder have been paid, and either stating that to the knowledge of Lessor no default exists hereunder or specifying each such default of which Lessor has knowledge.  Any such certificate may be relied upon by Lessee or any actual or prospective assignee or sublessee of the Premises.

(b)                                 Subject to Section 8.02(c), Lessee will cause The Bon-Ton Stores, Inc. (“Guarantor”) to deliver to Lessor within 30 days (except as set forth below) of filing, sending or otherwise making public, copies of all periodic reports filed by Guarantor with the Securities and Exchange Commission (“SEC”) (including, without limitation, all 8 K, 10 K and 10 Q reports pursuant to Section 13(a) of the Securities Act of 1934, as amended (the “1934 Act”) and all proxy statements of Guarantor to its stockholders; provided, however, that if such statements and reports are not required to be filed or do not include the following information, Lessee shall cause Guarantor to deliver to Lessor with respect to Guarantor the following, within seven days after filing with the SEC but in no event more than 120 days after the end of each fiscal year of Guarantor: (1) a balance sheet of Guarantor and its consolidated subsidiaries as of the end of such year; (2) a statement of profits and losses of Guarantor and its consolidated subsidiaries for such year; and (3) a statement of cash flows of Guarantor and its consolidated subsidiaries for such year, setting forth in each of (1), (2) and (3) above, in comparative form, the corresponding figures for the preceding fiscal year in reasonable detail and scope and certified by independent certified public accountants of recognized national standing selected by Guarantor, and within 60 days after the end of each fiscal quarter of Guarantor (with the exception of the fourth fiscal quarter of Guarantor, for which the following information must be provided within 120 days after the end of such fiscal quarter) a balance sheet of Guarantor and its consolidated subsidiaries as of the end of such quarter and statements of profits and losses of Guarantor and its consolidated subsidiaries for such quarter, setting forth in each case, in comparative form, the corresponding figures for the similar quarter of the preceding year, in reasonable detail and scope, and certified by an officer of Guarantor, all of the foregoing financial statements being prepared in accordance with generally accepted accounting principles, consistently applied, except as otherwise indicated in such statements.

(c)                                  Notwithstanding any of the foregoing to the contrary, so long as Guarantor is a public company and the consolidated quarterly and annual financials and other required filings which Lessee would be otherwise required to cause to be delivered hereinabove are available to Lessor via EDGAR or other online service at no material cost to Lessor, then Lessor agrees that it shall obtain such quarterly and annual financials through such service and neither Lessee nor Guarantor shall be required to make the physical deliveries required hereinabove.  In the event that Lessor (or any direct or indirect parent company) is required to disclose Lessee’s or Guarantor’s financial statements, as the case may be (in whole or in summary form), in order to comply with its public filing and disclosure requirements under the rules or regulations promulgated by the SEC, then Lessee or Guarantor, as the case may be, shall cause the certified public accountants that audited its financial statements to provide Lessor with written consent to allow such auditor’s report to be disclosed and/or incorporated by reference into Lessor’s or its ultimate parent company’s SEC filings.

(d)                                 Lessor and its agents and designees may enter upon and examine the Premises at reasonable times during normal business hours and on reasonable advance written notice and show the Premises to prospective mortgagees and/or purchasers.

(e)                                  Lessee will provide, upon Lessor’s request, all information regarding the Premises, including, but not limited to, a current rent roll, an operating statement reflecting all income from subleases and all operating expenses for the Premises.  An appropriate officer of Lessee will certify all such information.  In addition, upon the reasonable request of Lessor, Lessee will make available at Lessee’s selection officers, managers or employees of Lessee to discuss with Lessor the business affairs of Lessee.

ARTICLE IX

Section 9.01.  No Merger.  There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises by reason of the fact that the same person acquires or holds, directly or indirectly, this Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate, as well as the fee estate in the Premises or any interest in such fee estate.

Section 9.02.  Surrender.  Upon the expiration or termination of this Lease, Lessee shall surrender the Premises to Lessor in good repair and condition except for any damage resulting from Condemnation or Casualty or normal wear and tear not required to be repaired by Lessee.  The provisions of this Section and Article III shall survive the expiration or other termination of this Lease.

Section 9.03.  Assumption.  It shall be a condition precedent to the consolidation of Lessee with one or more Persons and to the sale or other disposition of all or substantially all of the assets of Lessee to one or more Persons that the surviving entity or transferee of assets, as the case may be, shall deliver to Lessor, and any assignee of any interest of Lessor, an acknowledged instrument assuming all obligations, covenants and responsibilities of Lessee hereunder.

Section 9.04.  Severability; Binding Effect; Governing Law.  Each provision hereof shall be separate and independent, and the breach of any provision by Lessor shall not discharge or relieve Lessee from any of its obligations hereunder.  Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law.  If any provision hereof or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby.  All provisions contained in this Lease shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of Lessor to the same extent as if each such successor and assign were named as a party hereto.  All provisions contained in this Lease shall be binding upon the successors and assigns of Lessee and shall inure to the benefit of and be enforceable by the permitted successors and assigns of Lessee in each case to the same extent as if each successor and assign were named as a party hereto.  This Lease shall be governed by and interpreted in accordance with the laws of the state in which the Premises are located.

Section 9.05.  Table of Contents and Headings; Internal References.  The table of contents and the headings of the various paragraphs and schedules of this Lease have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Lease.  Unless stated to the contrary, any references to any Section, Article, Schedule and the like contained herein are to the respective Section, Article, Schedule and the like of this Lease.

Section 9.06.  Counterparts.  This Lease may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been executed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be executed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument) and shall have been delivered by each of the parties to the other.

Section 9.07.  Lessor’s Liability.  Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Lessor, that there shall be absolutely no personal liability on the part of any partner, director, member, officer or shareholder of Lessor, its successors or assigns with respect to any of the terms, covenants and conditions of this Lease, and any liability on the part of Lessor shall be limited solely to the Premises, such exculpation of liability to be absolute and without any exception whatsoever.

Section 9.08.  Amendments and Modifications.  Except as expressly provided herein, this Lease may not be modified or terminated except by a writing signed by Lessor and Lessee.

Section 9.09.  Additional Rent.  All amounts other than Basic Rent which Lessee is required to pay or discharge pursuant to this Lease, including the charge provided for by Section 7.03(e) hereof, shall constitute additional rent.

Section 9.10.  Consent of Lessor.  Except as specifically set forth in this Lease, all consents and approvals to be granted by Lessor shall not be unreasonably withheld or delayed, and Lessee’s sole remedy against Lessor for the failure to grant any consent shall be to seek injunctive relief.  In no circumstance will Lessee be entitled to damages with respect to the failure to grant any consent or approval.

Section 9.11.  Options.  The options to extend the Primary Term or any existing Extended Term created in this Lease are exercisable only as long as this Lease is in effect and has not expired or been terminated.

Section 9.12.  Schedules.  Attached hereto are Schedules A and B referred to in this Lease, which Schedules are hereby incorporated by reference herein.

Section 9.13.  Currency.  All references in this Lease to money shall be to the currency of the United States of America.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first above written.

[UTF ACQUISITION ENTITY], a Delaware
limited liability company,

By	United Trust Fund Limited Partnership, a
Delaware limited partnership, its sole
member

By	United Trust Fund, Inc., a Florida
corporation, its general partner

By
Name
Title

[CARSON PIRIE SCOTT II, INC.][MCRIL, LLC], a [corporation][limited liability company]

By
Name
Title

SCHEDULE A

PART I

LEGAL DESCRIPTION

SCHEDULE A

PART II

AGREEMENTS

2

SCHEDULE A

PART III

PERMITTED EXCEPTIONS

3

SCHEDULE A

PART IV

SEVERABLE PROPERTY

All apparatus, personal property, trade fixtures, inventory, equipment, machinery, fittings, furniture, furnishings, chattel, materials and supplies located on and used in, or related to Lessee’s business, including, but not limited to, overhead cranes mainframe computers, kitchen equipment and telephone and similar systems and articles of personal property of every kind and nature whatsoever, and any additions, replacements, accessions and substitutions thereto or therefor, and all proceeds of all of the foregoing, or any part of the foregoing used or usable in connection with any present or future operation or letting (or subletting) of the Premises or the activities at any time conducted thereon and now or hereafter owned by Lessee or by any sublessee or other person or entity using all or any part of the Premises by, through, or under (or with the express or implied consent of) Lessee.

4

SCHEDULE B

PART I

THE PRIMARY TERM AND EXTENDED TERMS

Commencement	Expiration
Primary Term:
Extended Terms:
1st Extended Term:
2nd Extended Term:
3rd Extended Term:

PART II

BASIC RENT

2

EXHIBIT D

GUARANTY

[SEE ATTACHMENT]

3

GUARANTY

THIS GUARANTY, dated as of                  , 2016, (together with all amendments and supplements hereto, referred to as this “Guaranty”), is from THE BON-TON STORES, INC., a Pennsylvania corporation (herein, together with its successors and assigns, including, without limitation, any entity succeeding thereto by merger, consolidation or acquisition of its assets substantially as an entirety, referred to as “Guarantor”), to [UTF ACQUISITION ENTITY], a Delaware limited liability company (herein, together with its successors and assigns, referred to as “Lessor”).

WHEREAS, Lessor has acquired from [LESSEE], a                    (herein together with any entity succeeding thereto by merger, consolidation or acquisition of its assets substantially as an entirety, referred to as “Lessee”), by special warranty deed (the “Deed”) a certain parcel of real property together with the building and improvements located thereon, and as described in Exhibit A attached hereto (the “Premises”); and

WHEREAS, Lessee leased from Lessor and Lessor has leased to Lessee the Premises pursuant to a Lease Agreement dated as of even date herewith, between Lessor and Lessee (the “Lease”) (capitalized terms not defined herein shall have the meanings given in the Lease); and

WHEREAS, Lessee is a 100% owned indirect subsidiary of Guarantor; and

WHEREAS, the execution and delivery of this Guaranty by Guarantor is an inducement to Lessor to acquire the Premises and enter into the Lease and Lessor has advised Guarantor that it is not willing to accept the Deed or enter into the Lease unless this Guaranty is executed and delivered;

NOW, THEREFORE, in consideration of the premises, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees with Lessor as follows:

1.                                      Guarantor unconditionally and irrevocably guarantees (i) the payment and performance by Lessee of all its obligations, covenants, agreements, terms and conditions under the Lease and (ii) the prompt payment of all sums which may become payable by Lessee pursuant to the Lease in full when due in accordance with the provisions thereof.  This Guaranty is irrevocable, unconditional and absolute.  If for any reason any such sums shall not be paid by Lessee promptly when due, or any such agreement, covenant, term or condition is not performed or observed by Lessee in accordance with the Lease, Guarantor promptly, after notice thereof, will pay the same to the person entitled thereto pursuant to the provisions of the Lease and will promptly perform and observe the same or cause the same promptly to be performed or observed, in any case regardless of (a) any defenses or rights of setoff or counterclaims which Lessee or Guarantor may have or assert, (b) whether Lessor shall have taken any steps to enforce any rights against Lessee or any other remedy thereunder as a result of the default of Lessee thereunder and (c) any other condition, contingency, thing or matter whatsoever with respect to the Lease and this Guaranty.  Guarantor also agrees to pay to Lessor such further reasonable and actual amounts as shall be sufficient to cover the cost and expense actually incurred in collecting such sums, or any part thereof, or of otherwise enforcing this Guaranty, including without limitation, in any case, reasonable attorneys’ fees and disbursements.  This Guaranty is a guaranty of payment and performance and not of collection.

2.                                      The obligations, covenants, agreements and duties of Guarantor under this Guaranty shall in no way be affected or impaired by reason of the happening from time to time of any of the following, although without notice to or the further consent of Guarantor:

(a)                                 the waiver by Lessor of the performance or observance by Lessee, Guarantor, or any other party of any of the agreements, covenants, terms or conditions contained in the Lease or this Guaranty;

(b)                                 the extension, in whole or in part, of the time for payment by Lessee or Guarantor of any sums owing or payable under the Lease (provided, however, that if any such extension is expressly granted by Lessor, then Guarantor shall be entitled to the benefit of such extension);

(c)                                  any assignment or reassignment of the Lease or subletting of the Premises or any part thereof;

(d)                                 the modification or amendment, whether material or otherwise, of any of the obligations of Lessee under the Lease, whether the same be in the form of a new agreement or the modification or amendment of the existing Lease (any of the foregoing being a “Modification”), or of Guarantor under this Guaranty; provided, however, that (unless such Modification is required by law or on account of bankruptcy or insolvency) no Modification which has the effect of increasing the obligations of Guarantor hereunder shall be effective against Guarantor to the extent of such increase unless Guarantor shall be a party to, or consent to, such Modification; provided, further, that if any Modification is made without such consent of Guarantor, such Modification shall be ineffective as against Guarantor only to the extent the same shall increase the obligations of Guarantor under this Guaranty, it being expressly agreed that (even if such Modification has the effect of increasing the likelihood of a default by Lessee under the Lease) Guarantor shall remain liable to the full extent of this Guaranty as if such Modification had not been made;

(e)                                  the doing or the omission of any of the acts (including, without limitation, the giving of any consent referred to therein) referred to in the Lease or this Guaranty;

(f)                                   any failure, omission or delay on the part of Lessor to enforce, assert or exercise any right, power or remedy conferred on or available to Lessor in or by the Lease or this Guaranty, or any action on the part of Lessor granting indulgence or extension in any form whatsoever (except to the extent, if any, that such indulgence shall have been expressly granted by Lessor);

(g)                                  the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshalling of assets and liabilities, receivership, conservatorship, custodianship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Lessee or Guarantor or any of their assets;

(h)                                 the inability of Lessor or Lessee, respectively, to enforce any provision of the Lease or this Guaranty, for any reason;

(i)                                     any change in the corporate relationship between Lessee and Guarantor or any termination of such relationship;

(j)                                    the inability of Lessee to perform, or the release of Lessee or Guarantor from the performance of any obligation, agreement, covenant, term or condition of Lessee under the Lease by reason of any law, regulation or decree, now or hereafter in effect; or

(k)                                 any action or inaction by Lessor which results in any impairment or destruction of any subrogation rights of Guarantor or any rights of Guarantor to proceed against Lessee for reimbursement.

3.                                      In the event of the rejection or disaffirmance of the Lease by Lessee or Lessee’s receiver pursuant to any law affecting creditor’s rights, Guarantor will, and does hereby (without the necessity of any further agreement or act) assume all obligations and liabilities of Lessee under or arising out of the Lease, to the same extent as if Guarantor had been originally named the lessee under the Lease, and there had been no such rejection or disaffirmance; the Guarantor will confirm such assumption in writing at the request of Lessor, upon or after such rejection or disaffirmance.  Guarantor, upon such assumption, shall have all rights of Lessee under the Lease and shall be entitled to a new lease on all of the terms and conditions of the Lease with respect to the unexpired portion of the Lease (to the extent permitted by law).  Guarantor will execute and deliver such documents as Lessor may from time to time reasonably require to evidence such assumption, to confirm this Guaranty and to certify that Guarantor is not in default hereunder.

4.                                      Notice of acceptance of this Guaranty and notice of any obligations or liabilities contracted or incurred by Lessee under the Lease are hereby waived by Guarantor.

5.                                      This Guaranty shall be construed in accordance with the laws of the state in which the Premises are located.

6.                                      This Guaranty may not be modified or amended except by written agreement duly executed by Guarantor with the consent in writing of Lessor.

7.                                      Subject to the following two sentences, Guarantor will deliver to Lessor within 30 days of filing, sending or otherwise making public, copies of all financial statements and notices and proxy statements sent by Guarantor to its stockholders to the extent its stock is publicly held; provided; however, that if such statements and reports are not required to be filed, or do not include the following information, Guarantor will deliver to Lessor but in no event more than

120 days after the end of each fiscal year of Guarantor, (1) a balance sheet of Guarantor and its consolidated subsidiaries as of the end of such year, (2) a statement of profits and losses of Guarantor and its consolidated subsidiaries for such year and (3) a statement of cash flows of Guarantor and its consolidated subsidiaries for such year, setting forth in each of (1), (2) and (3) above, in comparative form, the corresponding figures for the preceding fiscal year in reasonable detail and scope and certified by independent certified public accountants of recognized national standing selected by Guarantor, and within 60 days after the end of each fiscal quarter of Guarantor (with the exception of the fourth fiscal quarter of Guarantor, for which the following information must be provided within 120 days after the end of such fiscal quarter) a balance sheet of Guarantor and its consolidated subsidiaries as of the end of such quarter and statements of profits and losses of Guarantor and its consolidated subsidiaries for such quarter, setting forth in each case, in comparative form, the corresponding figures for the similar quarter of the preceding year, in reasonable detail and scope, and certified by an officer of Guarantor, all of the foregoing financial statements being prepared in accordance with generally accepted accounting principles, consistently applied, except as otherwise indicated in such statements.  Notwithstanding the requirements contained in the foregoing sentence, so long as Guarantor is a public company and the consolidated quarterly and annual financials and other required filings which Lessee would be otherwise required to cause to be delivered hereinabove are available to Lessor via EDGAR or other online service at no material cost to Lessor, then Lessor agrees that it shall obtain such quarterly and annual financials through such service and neither Lessee nor Guarantor shall be required to make the physical deliveries required hereinabove.  In the event that Lessor (or any direct or indirect parent company) is required to disclose Lessee’s or Guarantor’s financial statements, as the case may be (in whole or in summary form), in order to comply with its public filing and disclosure requirements under the rules or regulations promulgated by the SEC, then Lessee or Guarantor, as the case may be, shall cause the certified public accountants that audited its financial statements to provide Lessor with written consent to allow such auditor’s report to be disclosed and/or incorporated by reference into Lessor’s or its ultimate parent company’s SEC filings.

8.                                      Guarantor waives any right it may have (a) to require Lessor to proceed against Lessee or against any other party or (b) to require Lessor to pursue any remedy within the power of the Lessor and Guarantor agrees that all of Guarantor’s obligations under this Guaranty are independent of the obligations of Lessee under the Lease or under any other instrument or agreement, and that a separate action may be brought against Guarantor whether or not an action is commenced against Lessee under any thereof.

9.                                      All notices given pursuant to this Guaranty shall be in writing and shall be validly given when sent by a courier or express service guaranteeing overnight delivery and which will upon request provide a receipt of such delivery or by certified letter return receipt requested, and all notices shall be validly given when addressed as set forth below.  If this Guaranty provides for a designated period after notice within which to perform any act, such period shall commence on the date of receipt or refusal of such notice.  If this Guaranty requires the exercise of a right by notice on or before a certain date or within a designated period, such right shall be deemed exercised on the date of mailing of such notice pursuant to which such right is exercised.  Notice shall be addressed as follows:

If to Lessor:	c/o United Trust Fund, Inc.
2 Alhambra Plaza
Suite 1240
Coral Gables, FL 33134
Attention: Fred Berliner, President

With a copy to:	Kutak Rock
The Omaha Building
1650 Farnam Street
Omaha, NE 68102-2186
Attention: Brian C. Eades, Esq.

If to Guarantor:	THE BON-TON STORES, INC.

Attention:

Lessor and Lessee each may from time to time specify, by giving 15 days’ notice to each other party, (i) any other address in the United States as its address for purposes of this Guaranty and (ii) any other person or entity in the United States that is to receive copies of notices, offers, consents and other instruments hereunder.

10.                               Guarantor hereby irrevocably submits to the jurisdiction of any state or federal court sitting in the State of                    in any action or proceeding arising out of or relating to this Guaranty, and Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum of the maintenance of such action or proceeding. Guarantor irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process in any such action or proceeding to Guarantor at its address specified in Section 9. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law. Nothing in this Section shall affect the right of Lessor to serve legal process in any other manner permitted by law or affect the right of Lessor to bring any action or proceeding against Guarantor or its property in the courts of any other jurisdiction.

11.                               Guarantor hereby consents to, and no further consent by Guarantor shall be required for, (i) any assignment of rights of Lessor hereunder, in whole or in part, either as collateral security for obligations of Lessor secured by a lien on the Premises or in connection with the sale of the Premises or any interest therein or (ii) any assignment of the rights of Lessor under the Lease. Lessor will give notice to Guarantor of any such assignment, but a failure to do so will not result in any liability on Lessor, affect in any manner the enforceability of this Guaranty, the rights and remedies of Lessor hereunder or the obligations of Guarantor hereunder.

12.                               In case any one or more of the provisions hereof or of the Lease shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.                               Within 10 days following the merger of Guarantor into another corporation, or the consolidation of Guarantor with one or more other corporations or the sale or other disposition of all or substantially all the assets of Guarantor to one or more other entities, the surviving entity or transferee of assets, as the case may be, shall deliver to Lessor an acknowledged instrument in recordable form assuming all obligations, covenants and responsibilities of Guarantor hereunder and under this Guaranty.

14.                               Lessor will accept performance by Guarantor of any of the obligations guaranteed under the Lease as if such performance had been made by Lessee; provided, however, that the foregoing shall not be deemed to be an agreement by Lessor to allow access to the Premises in order to cure any default, it being acknowledged that any such right of access shall be obtained by Guarantor pursuant to a separate agreement with Lessee (and Lessor agrees to recognize any such rights of access which are so granted, provided that Lessor shall have received appropriate written notice thereof).

15.                               This Guaranty shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective assigns.

16.                               All references to currency in this Guaranty or the Lease shall refer to the currency of the United States of America.

This Guaranty is being executed as a document under seal on the date set forth above

THE BON-TON STORES, INC..

By:
Name:
Title:

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT E

LANDLORD LIEN WAIVER

[SEE ATTACHMENT]

LANDLORD’S WAIVER AND CONSENT

THIS LANDLORD’S WAIVER AND CONSENT (“Waiver and Consent”) is made and entered into as of this       day of [     ], 2016 (the “Effective Date”) by and between [          ], a [           ] [               ] (“Landlord”), and BANK OF AMERICA, N.A., as administrative agent (“Agent”) for the lenders under the Loan Agreement described below.

A.                                    Landlord is the owner of the real property commonly known as [          ] (the “Premises”).

B.                                    Landlord has entered into that certain Lease Agreement, dated [          ] (together with all amendments and modifications thereto and waivers thereof, the “Leases”) with [          ] (“Company”), with respect to the Premises.

C.                                    Agent has previously entered into a loan and security agreement with Company and/or certain of its affiliates (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time (including any replacements, substitutions or refinancings thereof) and including all other credit documents relating thereto, collectively, the “Loan Agreement”), and to secure the obligations arising under the Loan Agreement, Company has granted to Agent a security interest in and lien upon certain assets of Company, including, without limitation, all of Company’s cash, cash equivalents, goods, inventory, machinery, equipment, and furniture and trade fixtures (such as equipment bolted to floors), together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing, but excluding building fixtures (equipment, which is attached to the Premises and used in connection with the operation of the Premises, such as plumbing, lighting and HVAC systems) (collectively, the “Collateral”).

NOW, THEREFORE, in consideration of any financial accommodations extended by the Agent to Company at any time, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Landlord acknowledges that, as of the Effective Date, (a) the Lease is in full force and effect and (b) Landlord is not aware of any existing default under the Lease.

2.                                      For so long as this Waiver and Consent shall be in effect, Landlord will provide Agent with written notice of any default by Company under the Lease resulting in termination of the Lease (a “Default Notice”).  Agent shall have the same period granted to Company under the Lease following receipt of such Default Notice to cure such default, but Agent shall not be under any obligation to cure any default by Company under the Lease.  No action by Agent pursuant to this Waiver and Consent shall be deemed to be an assumption by Agent of any obligation under the Lease, and, except as provided in this Waiver and Consent, Agent shall not have any obligation to Landlord.

3.                                      Landlord acknowledges the validity of Agent’s lien on the Collateral and until such time as the obligations of Company to Agent are indefeasibly paid in full, Landlord waives any interest in the Collateral and agrees not to distrain or levy upon any Collateral or to assert any landlord lien, right of distraint or other claim against the Collateral for any reason.

Notwithstanding the forgoing, Landlord may retain any of its rights as a judgment lien creditor, provided that any judgment lien of the Landlord on the Collateral shall be subordinated to the Agent’s lien on the Collateral until such time as the obligations of Company to Agent are indefeasibly paid in full.

4.                                      Landlord agrees that the Collateral consisting of trade fixtures such as equipment bolted to the floor shall not be deemed a fixture or part of the real estate but shall at all times be considered personal property.

5.                                      Prior to the expiration or termination of the Lease and the termination of the Company’s obligations under the Loan Agreement (excluding any continuing contingent indemnity obligations, the “Bank Loan Termination Date”), Agent or its representatives or invitees may enter upon the Premises at any time without any interference by Landlord to inspect or remove any or all of the Collateral.  Notwithstanding the foregoing, such right to enter upon the Premises shall terminate upon the expiration of the Occupancy Period (as such term is defined in Section 6 below).

6.                                      Upon a termination of the Lease and prior to the Bank Loan Termination Date, Landlord will permit Agent and its representatives and invitees to occupy and remain on the Premises; provided that such period of occupation (the “Disposition Period”) shall not exceed up to 120 days following receipt by Agent of a Default Notice or, if the Lease has expired by its own terms (absent a default thereunder), up to 45 days following Agent’s receipt of written notice of such expiration (such notice, an “Expiration Notice”, and together with any Default Notice, a “Landlord’s Notice”). Within 10 business days following Agent’s receipt of a Landlord’s Notice, Agent shall deliver to Landlord a written notice advising Landlord whether Agent will exercise the Disposition Period (such notice, the “Agent Response”). The Agent shall specify in the Agent Response the number of days within the Disposition Period that Agent shall occupy and remain on the Premises (the “Occupancy Period”); provided that, if Agent elects to exercise the Disposition Period, such Occupancy Period shall be deemed to commence on the later of (a) termination or expiration of the Lease, as the case may be, or (b) 10 business days following Agent’s receipt of a Landlord’s Notice.  The Occupancy Period shall not exceed the duration of the Disposition Period.  Agent agrees to pay to Landlord the Basic Rent (as such term is defined in the Lease) due under the Lease (calculated on a per diem basis) for the entire Occupancy Period at the times specified in the Lease (with any remaining amounts due on the last business day of the Occupancy Period). Commencing upon the beginning of the Occupancy Period and continuing during the Agent’s actual period of occupancy, Agent shall provide and retain liability and property insurance coverage for the Premises (to the extent the Company’s insurance policies do not remain in full force and effect), pay any electricity, heat or other customary or periodic charges to the extent required by the Lease, and otherwise substantially comply with the material terms of the Lease pertaining to use and occupancy of the Premises (but without the obligation to cure any default by the Company arising prior to the commencement of the Occupancy Period).  Notwithstanding the foregoing, Agent hereby agrees that Agent shall not terminate liability and property insurance coverage for the Premises without delivering at least seven (7) calendar days prior written notice to Landlord of Agent’s intent to vacate the Premises and terminate such insurance coverage.  Upon cancellation of such insurance coverage, Agent shall have no further right to occupy and remain on the Premises.  Any such amounts paid by Agent to Landlord shall exclude any rent adjustments due solely to Company’s

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default, indemnity payments or similar amounts for which Company remains liable under the Lease for default, holdover status or other similar charges. If any injunction or stay is issued that prohibits Agent from removing the Collateral, the commencement of the Disposition Period will be deferred until such injunction or stay is lifted or removed. In the event that either Agent does not exercise the Disposition Period or any Collateral remains on the Premises following expiration of the Disposition Period (including any applicable tolling period), Landlord may remove such Collateral from the Premises and dispose of it in accordance with applicable law, and, without limiting Agent’s rights to any proceeds of the Collateral, Landlord shall have no liability to Agent with respect to such disposal.  Nothing in this Section 6 shall require Landlord to (a) sell any Collateral remaining on the Premises after the Disposition Period or (b) disburse any proceeds from the sale by Landlord of any Collateral, which is remaining on the Premises after the Disposition Period, to Agent unless Landlord is required to do so by applicable law.

7.                                      During any Occupancy Period, (a) Agent and its representatives and invitees may inspect, repossess, remove and otherwise deal with the Collateral, in each case without interference by Landlord or liability of Agent to Landlord (except as may be set forth in Section 8 below), and (b) Agent shall make the Premises available for inspection by Landlord and prospective tenants and shall cooperate and not interfere in Landlord’s reasonable efforts to re-lease the Premises.

8.                                      Agent shall promptly repair, at Agent’s expense, or reimburse Landlord for any physical damage to the Premises actually caused by the entry upon the Premises by, or activities of, Agent (including Agent’s employees, agents, representatives, contractors, subcontractors or invitees) including, without limitation, any removal of Collateral from the Premises by or through Agent (ordinary wear and tear excluded).  Agent shall not be liable for any diminution in value of the Premises caused by the absence of Collateral removed, and Agent shall not have any duty or obligation to remove or dispose of any Collateral or any other property left on the Premises by Company.  Nothing in Section 7 or this Section 8 shall be deemed to limit, waive or release any liability of Agent that may result from the intentional misconduct or negligence of Agent (including Agent’s employees, agents, representatives, contractors, subcontractors or invitees).

9.                                      If Agent does not elect to exercise the Disposition Period pursuant to the terms hereof, Agent shall have no obligation to pay Basic Rent to Landlord, provide and retain liability and property insurance coverage for the Premises (to the extent the Company’s insurance policies do not remain in full force and effect), pay any electricity, heat or other customary or other periodic charges required by the Lease.

10.                               All notices hereunder shall be in writing, sent by certified mail, return receipt requested or by facsimile, to the respective parties and the addresses set forth on the signature page or at such other address as the receiving party shall designate in writing.

11.                               This Waiver and Consent may be executed in any number of counterparts, shall be governed and controlled by, and interpreted under, the laws of the State of New York, and shall inure to the benefit of Agent and its successors and assigns and any holders of the obligations under the Loan Agreement from time to time, and shall be binding upon Landlord and its successors and assigns (including any transferees of the Premises).  Delivery of an

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executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages to Follow.]

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IN WITNESS WHEREOF, this Landlord’s Waiver and Consent is entered into as of the date first set forth above.

“LANDLORD”

[ ]

Attention:
Telephone:	By:
Facsimile:	Name:
Title:

100 Federal Street	“AGENT”
Boston, Massachusetts 02110
Attention: Andrew Cerussi	BANK OF AMERICA, N.A.
Telephone: 617-434-9398
Facsimile: 617-434-4312
By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

“COMPANY”

[ ]

By:
Name:
Title:

SCHEDULE I

SEVERABLE PROPERTY

All apparatus, personal property, trade fixtures, inventory, equipment, machinery, fittings, furniture, furnishings, freezers, compressors chattel, materials and supplies located on and used in, or related to Seller’s business, including, but not limited to, overhead cranes mainframe computers, kitchen equipment, telephone and similar systems and articles of personal property of every kind and nature whatsoever, and any additions, replacements, accessions and substitutions thereto or therefor, and all proceeds of all of the foregoing, or any part of the foregoing used or usable in connection with any present or future operation or letting (or subletting) of the Premises or the activities at any time conducted thereon and now or hereafter owned by Seller or by any sublessee or other person or entity using all or any part of the Premises by, through, or under (or with the express or implied consent of) Seller.

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